UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐	Soliciting Material under § 240.14a-12
Fitbit, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than The Registrant)
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April 13, 2017
To Our Stockholders:
You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Fitbit, Inc., which will be held virtually on Thursday, May 25, 2017, at 11:00 a.m. (Pacific Time). The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/FIT2017, where you will be able to listen to the meeting live, submit questions, and vote online. We believe that a virtual stockholder meeting provides greater access to those who may want to attend and therefore have chosen this over an in person meeting.
The matters expected to be acted upon at the Annual Meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as soon as possible by Internet or telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend the virtual meeting or not. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares at the virtual meeting.
We look forward to your attendance at our Annual Meeting.
Sincerely,
James Park
President, Chief Executive Officer, and Chairman

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2017:
THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
www.proxyvote.com

FITBIT, INC.
405 Howard Street
San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders, or Annual Meeting, of Fitbit, Inc. will be held virtually on Thursday, May 25, 2017, at 11:00 a.m. (Pacific Time). The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/FIT2017, where you will be able to listen to the meeting live, submit questions, and vote online.
We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:
1.     To elect seven directors, all of whom are currently serving on our board of directors, each to serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.
James Park
Eric N. Friedman
Laura Alber
Jonathan D. Callaghan
Glenda Flanagan
Steven Murray
Christopher Paisley
2.    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.
3.    To approve a stock option exchange program that would allow eligible employees, including our executive officers other than our President, Chief Executive Officer, and Chairman, Chief Technology Officer, and Chief Financial Officer, to exchange “underwater” stock options currently held by such eligible employees for a lesser number of new restricted stock units, or RSUs, under our 2015 Equity Incentive Plan, or 2015 Plan.
In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on March 28, 2017 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.
Your vote as a Fitbit stockholder is very important. Each share of Class A common stock that you own represents one vote and each share of Class B common stock that you own represents ten votes. For questions regarding your stock ownership, you may contact us through our website at http://investor.fitbit.com/ or, if you are a registered holder, our transfer agent, Computershare Trust Company, N.A., by calling (877) 373-6374 (toll-free) or (781) 575-3100, by writing to P.O. BOX 30170 College Station, TX 77842 (by regular mail) or 211 Quality Circle Suite 210 College Station, TX 77845 (by overnight delivery) or by visiting their website at www.computershare.com/investor.

By Order of the Board of Directors,

James Park
President, Chief Executive Officer, and Chairman
San Francisco, California
April 13, 2017

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY BY INTERNET, TELEPHONE, OR BY MAIL. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE VIA THE VIRTUAL MEETING WEBSITE. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK, OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM YOUR ACCOUNT MANAGER TO VOTE YOUR SHARES.

FITBIT, INC.
PROXY STATEMENT FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

Table of Contents

April 13, 2017

FITBIT, INC.
405 Howard Street
San Francisco, California 94105

PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT SOLICITATION AND VOTING
The accompanying proxy is solicited on behalf of the board of directors of Fitbit, Inc. for use at our 2017 Annual Meeting of Stockholders, or Annual Meeting, to be held virtually on May 25, 2017, at 11:00 a.m. (Pacific Time), and any adjournment or postponement thereof. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/FIT2017, where you will be able to listen to the meeting live, submit questions, and vote online. The Notice of Internet Availability of Proxy Materials and this proxy statement for the Annual Meeting, or Proxy Statement, and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about April 13, 2017. An annual report on Form 10-K for the fiscal year ended December 31, 2016 is available with this Proxy Statement by following the instructions in the Notice of Internet Availability of Proxy Materials.

INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with U.S. Securities and Exchange Commission, or SEC, rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this rule makes the proxy distribution process more efficient, less costly, and helps in conserving natural resources.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Purpose of the Annual Meeting
At the Annual Meeting, stockholders will act upon the proposals described in this Proxy Statement.
Record Date; Quorum
Only holders of record of our Class A common stock and Class B common stock at the close of business on March 28, 2017, or Record Date, will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 184,883,569 shares of Class A common stock and 43,378,748 shares of Class B common stock outstanding and entitled to vote.
The holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote online at the Annual Meeting or if you have properly submitted a proxy.
Voting Rights; Required Vote
In deciding all matters at the Annual Meeting, as of the close of business on the Record Date, each share of Class A common stock that you own represents one vote and each share of Class B common stock that you own represents ten votes. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record, and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.

Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, by Internet, or by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the Record Date, your shares were held in an account with a brokerage firm, bank, or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
Each director will be elected by a plurality of the votes cast, which means that the seven individuals nominated for election to the board of directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one or any of the nominees or “WITHHOLD” your vote with respect to one or any of the nominees. With respect to the (i) ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and (ii) approval of the stock option exchange program for eligible employees, including our executive officers other than our President, Chief Executive Officer, and Chairman, Chief Technology Officer, and Chief Financial Officer, approval will be obtained if the number of votes cast “FOR” the proposals at the Annual Meeting exceeds the number of votes “AGAINST” the proposals. If you elect to abstain from voting on these proposals, the abstention will not have any effect on the vote.
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Abstentions occur when shares present at the Annual Meeting are marked “abstain.” A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. At our Annual Meeting, only the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, is considered a routine matter. The other proposals presented at the Annual Meeting are non-routine matters. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present, but have no effect on the outcome of the matters voted upon. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Annual Meeting
The board of directors recommends that you vote “FOR” (i) each of the directors named in this Proxy Statement, or Proposal 1, (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, or Proposal 2, and (iii) the stock option exchange program for eligible employees, including our executive officers other than our President, Chief Executive Officer, and Chairman, Chief Technology Officer, and Chief Financial Officer, or Proposal 3. None of our directors or executive officers has any substantial interest in any matter to be acted upon, other than (i) our directors, with respect to the elections to office of the directors so nominated and (ii) our executive officers, other than our President, Chief Executive Officer, and Chairman, Chief Technology Officer, and Chief Financial Officer, with respect to the stock option exchange program for eligible employees in which such executive officers are eligible to participate.
Voting Instructions; Voting of Proxies
If you are a stockholder of record, you may:

•
vote via the virtual meeting website—any stockholder can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/FIT2017, where stockholders may vote and submit questions during the meeting. The meeting starts at 11:00 a.m. (Pacific Time). Please have your 16-Digit Control Number to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com;

•	vote via telephone or Internet—in order to do so, please follow the instructions shown on your proxy card; or

•	vote by mail—complete, sign, and date the proxy card enclosed herewith and return it before the Annual Meeting in the envelope provided.
Votes submitted by telephone or Internet must be received by 11:59 pm Eastern Time on May 24, 2017. Submitting your proxy, whether via the Internet, by telephone, or by mail, will not affect your right to vote in person should you decide to attend the Annual Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. You may either vote “FOR” all of the nominees to the board of directors, or you may withhold your vote from all nominees or any nominee you specify. For Proposals 2 and 3, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.
If you receive more than one proxy card, this is because your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card by telephone or the Internet. If voting by mail, please complete, sign, and return each proxy card to ensure that all of your shares are voted.
Expenses of Soliciting Proxies
We will pay the expenses of soliciting proxies. Following the original mailing of the soliciting materials, we and our agents, including directors, officers, and other employees, without additional compensation, may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees, and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials through the Internet, you are responsible for any Internet access charges you may incur.
Revocability of Proxies
A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	delivering to our Corporate Secretary (by any means) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again by telephone or Internet; or

•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD;
CORPORATE GOVERNANCE STANDARDS, AND DIRECTOR INDEPENDENCE
We are strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines that set forth the role of our board of directors, director independence standards, board structure and functions, director selection considerations, and other policies for the governance of the company, or Corporate Governance Guidelines. Our Corporate Governance Guidelines are available in the Investor Relations section of our website, which is located at http://investor.fitbit.com by clicking on “Governance”. Our nominating and governance committee reviews the Corporate Governance Guidelines periodically, and recommends changes to our board of directors as warranted.
Board Leadership Structure
Our Corporate Governance Guidelines provide that our board of directors may choose its chairperson in any way that it considers in the best interests of our company. Our nominating and governance committee periodically considers the leadership structure of our board of directors and makes such recommendations to our board of directors with respect thereto as our nominating and governance committee deems appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairperson and chief executive officer are held by the same person, the independent directors will designate a “lead independent director.” In cases in which the chairperson and chief executive officer are the same person, the responsibilities of the lead independent director include: presiding over executive sessions of independent directors; serving as a liaison between the chief executive officer and the independent directors; being available, under appropriate circumstances, for consultation and direct communication with stockholders; and performing such other functions and responsibilities as requested by our board of directors from time to time.
Currently, our board of directors believes that it is in the best interest of our company and our stockholders for our President and Chief Executive Officer, Mr. Park, to serve as both President and Chief Executive Officer and Chairman given his knowledge of our company and industry and strategic vision. Because Mr. Park serves in both these roles, our board of directors appointed Jonathan D. Callaghan to serve as our lead independent director. As lead independent director, Mr. Callaghan, among the other responsibilities noted above, presides over regularly scheduled meetings at which only our independent directors are present, serves as a liaison between Mr. Park and the independent directors, and performs such additional duties as our board of directors may otherwise determine and delegate. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our board of directors, and sound corporate governance policies and practices.
Our Board of Directors’ Role in Risk Oversight
Our board of directors is primarily responsible for overseeing our risk management processes. Our board of directors, as a whole, determines our appropriate level of risk, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board of directors administers this risk management oversight function, the committees of our board of directors support our board of directors in discharging its oversight duties and address risks inherent in their respective areas. The audit committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our procedures and related policies with respect to risk assessment and risk management. The compensation committee reviews risks and exposures associated with compensation plans and programs. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.
Director Independence
The listing rules of the New York Stock Exchange generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent.

In addition, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors conducts an annual review of the independence of our directors. In its most recent review, our board of directors determined that Messrs. Callaghan, Murray, and Paisley, and Mses. Alber and Flanagan, representing five of our seven directors, are “independent directors” as defined under the applicable rules, regulations, and listing standards of the New York Stock Exchange and the applicable rules and regulations promulgated by the SEC. Our board of directors has also determined that all members of our audit committee, compensation committee, and nominating and governance committee are independent and satisfy the relevant SEC and New York Stock Exchange independence requirements for such committees.
Board Committees
Our board of directors has established an audit committee, a compensation committee, and a nominating and governance committee. The composition and responsibilities of each committee are described below. Each of these committees has a written charter approved by our board of directors. Copies of the charters for the audit committee, compensation committee, and nominating and governance committee are available on the Investor Relations section of our website, http://investor.fitbit.com. Members serve on these committees until their resignations or until otherwise determined by our board of directors.
Audit Committee
Our audit committee is comprised of Mr. Paisley, who is the chair of the audit committee, Ms. Flanagan, and Mr. Murray. Each member of our audit committee is independent under the current New York Stock Exchange and SEC rules and regulations. Each member of our audit committee is financially literate as required by current New York Stock Exchange listing standards. Our board of directors has also determined that simultaneous service by Mr. Paisley on the audit committees of more than three public companies does not impair his ability to serve on our audit committee. In addition, our board of directors has determined that Mr. Paisley is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or Securities Act. As more fully described in its charter, our audit committee is directly responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	reviewing our policies on risk assessment and risk management;

•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues;

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm; and

•	reviewing related-party transactions and proposed waivers.
Compensation Committee
Our compensation committee is comprised of Mr. Callaghan, who is the chair of the compensation committee, Ms. Alber, and Mr. Paisley. The composition of our compensation committee meets the requirements for independence under current New York Stock Exchange and SEC rules and regulations. Each member of this committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m). The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. As more fully described in its charter, our compensation committee is responsible for, among other things:

•	determining and approving, or making recommendations to our board of directors regarding, the compensation of our executive officers;

•	recommending to our board of directors the compensation of our non-employee directors;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors regarding, cash-based and equity-based incentive compensation plans; and

•	reviewing our overall compensation strategy.
Nominating and Governance Committee
The nominating and governance committee is comprised of Mr. Murray, who is the chair of the nominating and governance committee, and Mr. Callaghan. The composition of our nominating and governance committee meets the requirements for independence under current New York Stock Exchange and SEC rules and regulations. As more fully described in its charter, our nominating and governance committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our board of directors;

•	overseeing the process of evaluating the performance of our board of directors and each committee of the board of directors;

•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and policies; and

•	advising our board of directors on corporate governance matters.
Compensation Committee Interlocks and Insider Participation
During 2016, our compensation committee consisted of Mr. Callaghan, Mr. Paisley, and Ms. Alber (as of June 2016). None of them has at any time been one of our officers or employees. Moreover, none of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers who served on our board of directors or our compensation committee in 2016.
Code of Business Conduct and Ethics
Our board of directors has adopted codes of conduct and ethics that apply to all of our employees, officers, and directors. The full text of our codes of conduct and ethics are posted on the Investor Relations section of our website. We intend to disclose future amendments to certain provisions of our codes of conduct and ethics, or waivers of these provisions, on our website or in filings under the Exchange Act.
Board and Committee Meetings and Attendance
Our board of directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time. During 2016, our board of directors met eight times and acted by unanimous written consent three times, the audit committee met ten times and did not act by unanimous written consent, the compensation committee met seven times and acted by unanimous written consent one time, and the nominating and governance committee met two times and acted by unanimous written consent one time. None of the directors attended fewer than 75% of the aggregate of the total number of meetings held by our board of directors and by all committees of our board of directors on which such director served (during the period that such director served on our board of directors and any committee).
Board Attendance at Annual Stockholders’ Meeting
Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. All of our then-current serving directors were present at our 2016 annual meeting of stockholders.

Presiding Director of Non-Employee Director Meetings
The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our lead independent director, Mr. Callaghan, is the presiding director at these meetings.
Communication with Directors
Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of our board of directors, or a specific member of our board of directors (including our Chairman or lead independent director) may do so by letters addressed to the attention of our General Counsel.
All communications are reviewed by our General Counsel and provided to the members of our board of directors consistent with a screening policy providing that unsolicited items, sales materials, abusive, threatening, or otherwise inappropriate materials and other routine items and items unrelated to the duties and responsibilities of our board of directors not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our board of directors.
The address for these communications is:
Fitbit, Inc.
c/o General Counsel
405 Howard Street
San Francisco, California 94105

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and governance committee in accordance with the committee’s charter, our restated certificate of incorporation and restated bylaws, our Corporate Governance Guidelines, and the criteria adopted by our board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and governance committee considers candidates recommended by directors, officers, employees, stockholders, and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates, as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Stockholder Proposals to Be Presented at Next Annual Meeting.”
Director Qualifications
With the goal of developing a diverse, experienced, and highly qualified board of directors, the nominating and governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise, and characteristics of members of our board of directors, including qualifications that the committee believes must be met by a committee-recommended nominee for membership on our board of directors and specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.
Since the identification, evaluation, and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of our board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities, or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory, and New York Stock Exchange listing requirements and the provisions of our restated certificate of incorporation, restated bylaws, Corporate Governance Guidelines, and charters of the board committees. In addition, neither our board of directors nor our nominating and governance committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, our nominating and governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, diversity, skills, financial and other expertise, breadth of experience, and knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of our board of directors in the context of its existing composition. Through the nomination process, the nominating and governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds, and other characteristics that are expected to contribute to our board of directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal 1 below includes the primary individual experience, qualifications, attributes, and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL NO. 1

ELECTION OF DIRECTORS
Our board of directors currently consists of seven directors. Each of our directors will stand for election at the Annual Meeting and shall serve for a one-year term expiring at our 2018 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, or removal.
Shares represented by proxies will be voted “FOR” the election of each of the seven nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected.
Nominees to the Board of Directors
The nominees, and their ages and occupations as of April 1, 2017, are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table.

Name of Director/Nominee	Age	Position
James Park	40	President, Chief Executive Officer, and Chairman
Eric N. Friedman	39	Chief Technology Officer and Director
Laura Alber(1)	48	Director
Jonathan D. Callaghan(1)(2)†	48	Director
Glenda Flanagan(3)	63	Director
Steven Murray(2)(3)	48	Director
Christopher Paisley(1)(3)	64	Director
__________________

(1)	Member of the compensation committee.

(2)	Member of the nominating and governance committee.

(3)	Member of the audit committee.

†	Lead independent director.
James Park is our co-founder and has served as a member of our board of directors since March 2007, as our Chairman since May 2015, and as our President and Chief Executive Officer since September 2007. Previously, Mr. Park served as a Director of Product Development at CNET Networks, Inc., an online media company. Prior to CNET Networks, Mr. Park served as the President and a co-founder of Wind-Up Labs, Inc., an online photo sharing company acquired by CNET Networks in April 2005. He was also Chief Technology Officer and a co-founder of Epesi Technologies, Inc., a software company. Mr. Park attended Harvard College where he studied computer science. Mr. Park was selected to serve as a member of our board of directors due to the perspective and experience he brings as our co-founder, President, and Chief Executive Officer.
Eric N. Friedman is our co-founder and has served as a member of our board of directors since March 2007 and as an executive officer since September 2007, including most recently as our Chief Technology Officer. Previously, Mr. Friedman served as an engineer manager at CNET Networks. Prior to CNET Networks, Mr. Friedman served as a co-founder of Wind-Up Labs, a founding engineer of Epesi Technologies, and a technical member of the Real-Time Collaboration Group at Microsoft Corporation. Mr. Friedman holds a B.S. and an M.S. in computer science from Yale University. Mr. Friedman was selected to serve as a member of our board of directors due to the perspective and experience he brings as our co-founder and Chief Technology Officer.

Laura Alber has served as a member of our board of directors since June 2016. Ms. Alber has served as the Chief Executive Officer of Williams-Sonoma, Inc., a retail company of kitchen and home products, since May 2010 and as President of Williams-Sonoma since July 2006. Ms. Alber joined Williams-Sonoma in 1995 as a Senior Buyer for Pottery Barn. Ms. Alber has held numerous brand management roles within the company, including the positions of President, Pottery Barn Brands; Executive Vice President, Pottery Barn Merchandising; and Senior Vice President, Pottery Barn Catalog and Pottery Barn Kids Retail. Prior to Williams-Sonoma, Ms. Alber worked at The Gap, Inc. and Contempo Casuals, and was a small business owner. Ms. Alber holds a B.A. in psychology from the University of Pennsylvania. Ms. Alber was selected to serve as a member of our board of directors due to her extensive retail industry, merchandising, and operational experience.
Jonathan D. Callaghan has served as a member of our board of directors since September 2008. Mr. Callaghan is a founder and has served as a Managing Member of True Ventures, a venture capital firm, since January 2006. Prior to True Ventures, Mr. Callaghan served as a Managing Director at Globespan Capital, a venture capital firm, and as a Managing Partner at CMGI@Ventures, CMGI Inc.’s affiliated venture capital group. Prior to this, Mr. Callaghan worked for AOL Inc.’s Greenhouse, the venture capital/incubator for AOL, and as an associate at Summit Partners. Mr. Callaghan holds an A.B. in government from Dartmouth College and an M.B.A. from Harvard Business School. Mr. Callaghan was selected to serve as a member of our board of directors due to his extensive experience with technology companies.
Glenda Flanagan has served as a member of our board of directors since June 2016. Ms. Flanagan has served as the Executive Vice President and Chief Financial Officer of Whole Foods Market, Inc., a supermarket chain, since 1988. Ms. Flanagan currently serves on the boards of directors of Whole Planet Foundation, Whole Cities Foundation, and Whole Kids Foundation, as well as the public company Credit Acceptance Corporation. Ms. Flanagan holds a B.B.A. in accounting from the University of Texas at Austin. Ms. Flanagan was selected to serve as a member of our board of directors due to her extensive experience with leading consumer and health-related brand, and expertise and background with regard to accounting and financial matters.
Steven Murray has served as a member of our board of directors since June 2013. Mr. Murray is a Partner at Revolution Growth, a venture capital firm, where he has worked since January 2016. From April 1996 to January 2016, Mr. Murray worked at SoftBank Capital, a venture capital firm, where he most recently served as a Partner. Prior to this, Mr. Murray worked for Deloitte & Touche LLP, where he specialized in serving high growth technology based businesses. Mr. Murray also serves on the board of directors for a number of private companies. Mr. Murray holds a B.S. in accounting from Boston College. Mr. Murray was selected to serve as a member of our board of directors due to his extensive experience with technology companies.
Christopher Paisley has served as a member of our board of directors since January 2015. Mr. Paisley has served as the Dean’s Executive Professor of Accounting at the Leavey School of Business at Santa Clara University since January 2001. Prior to this, Mr. Paisley served as Senior Vice President of Finance and Chief Financial Officer for 3Com Corporation, a computer networking manufacturer. Mr. Paisley currently serves on the boards of directors of Ambarella, Inc., Equinix, Inc., Fortinet, Inc., and YuMe, Inc. He also previously served as a director of Bridge Capital Holdings, Control4 Corporation, and Volterra Semiconductor Corporation. Mr. Paisley holds a B.A. in business economics from the University of California, Santa Barbara and an M.B.A. from the UCLA Anderson School of Management. Mr. Paisley was selected to serve as a member of our board of directors due to his extensive board and operational experience.
There are no familial relationships among our directors and executive officers.
Director Compensation
The following table provides information for 2016 concerning all compensation awarded to, earned by, or paid to each person who served as a non-employee director for some portion of 2016. James Park, our President and Chief Executive Officer, and Eric N. Friedman, our Chief Technology Officer, are not included in the table below because they did not receive additional compensation for their services as directors. Total compensation for Messrs. Park and Friedman for services as employees is presented in “Executive Compensation—Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Laura Alber(2)	33,552	166,938	200,490
Jonathan D. Callaghan(3)	—	—	—
Glenda Flanagan(4)	36,598	166,938	203,536
Steven Murray(5)	67,516	162,019	229,535
Christopher Paisley(6)	76,518	162,019	238,537
__________________________

(1)
The amounts reported in this column represent the aggregate grant date value of RSU awards made to directors in 2016 computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718. This amount does not reflect the actual economic value realized by the director, which will vary depending on the performance of our Class A common stock.

(2)
As of December 31, 2016, Ms. Alber held 11,505 RSUs. The RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Compensation Arrangements—Non-Employee Director Equity Compensation—Initial Equity Grant.”

(3)	Mr. Callaghan has waived any right to receive compensation that he may be entitled to receive for service as a non-employee director.

(4)
As of December 31, 2016, Ms. Flanagan held 11,505 RSUs. The RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Compensation Arrangements—Non-Employee Director Equity Compensation—Initial Equity Grant.”

(5)
As of December 31, 2016, Mr. Murray held 11,442 RSUs. The RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Compensation Arrangements—Non-Employee Director Equity Compensation—Annual Equity Grant.”

(6)
As of December 31, 2016, Mr. Paisley held 11,442 RSUs and an option to purchase 60,000 shares of Class B common stock. The RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Compensation Arrangements—Non-Employee Director Equity Compensation—Annual Equity Grant.” 1/24th of the shares subject to the option vested on February 29, 2015, and the remaining shares subject to the option vest at a rate of 1/24th of the total shares subject to the option on each month thereafter, subject to continued service to us through each vesting date.

Non-Employee Director Compensation Arrangements
Non-Employee Director Equity Compensation
Initial Equity Grant. Each non-employee director appointed to our board of directors is automatically granted an initial grant of RSUs on the date of his or her appointment to our board of directors having an aggregate fair market value of $175,000 (with such amount pro-rated based on the number of days between the date of such director’s appointment and the date of our first annual meeting of stockholders following the date of grant (or to the extent that we have not determined the date of the next annual meeting of stockholders on or before the date of grant, May 15 following the date of grant)). The RSUs will fully vest on the date of our first annual meeting of stockholders following the date of grant or immediately prior to the consummation of a change of control event. If an individual is appointed as a non-employee director at an annual meeting of stockholders, he or she will be granted an annual equity grant, as described below, in lieu of the initial equity grant.
Annual Equity Grant. On the date of each annual meeting of stockholders, each non-employee director who is serving on our board of directors on the date of such annual meeting will be automatically granted RSUs having an aggregate fair market value of $175,000. The RSUs will fully vest on the earlier of (i) the date of the following year’s annual meeting of stockholders (but only for a non-employee director who does not stand for re-election at, or is not re-elected at, the following year’s annual meeting of stockholders but who otherwise serves on the board of directors until the date of such meeting) and (ii) the date that is one year following the date of grant.
Non-Employee Director Cash Compensation

Each non-employee director is also entitled to receive an annual cash retainer of $50,000 for service on the board of directors and additional annual cash compensation for the lead independent director and committee membership as follows:

•	Audit committee member: $10,000

•	Audit committee chair: $25,000

•	Compensation committee member: $7,500

•	Compensation committee chair: $17,500

•	Lead independent director: $20,000

•	Nominating and governance committee member: $5,000

•	Nominating and governance committee chair: $12,500

OUR BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” ELECTION OF EACH OF THE SEVEN NOMINATED DIRECTORS

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2017 and recommends that stockholders vote for ratification of such selection. The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 will be determined by the vote of a majority of the voting power of the shares present or represented at the Annual Meeting and voting affirmatively or negatively on the proposal. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, the audit committee will review its future selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
PricewaterhouseCoopers LLP audited our financial statements for 2016. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, in which case they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for our audit.
In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP provided various other services during 2015 and 2016. During 2015 and 2016, fees for services provided by PricewaterhouseCoopers LLP were as follows:

	2015	2016
Audit fees(1)	$3,552,760	$2,944,650
Audit-related fees(2)	25,000	97,500
Tax fees(3)	918,635	679,851
All other fees(4)	3,906	88,600
Total fees	$4,500,301	$3,810,601
__________________

(1)
Includes fees for audit services primarily related to the audit of our annual financial statements; the review of our quarterly financial statements; comfort letters, consents, and assistance with and review of documents filed with the SEC, including our registration statements on Form S-1 related to our initial public offering in June 2015 and our follow-on offering in November 2015; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board. The amount for 2015 also includes $340,000 previously not reported and billed after the filing of our Definitive Proxy Statement, filed on April 13, 2016. We are still in discussions with PricewaterhouseCoopers LLP regarding the final amount of fees to be paid for such services for the year ended December 31, 2016, so the amounts disclosed for that year, which are based on our pre-approved budget for audit fees, are subject to change based on the outcome of those discussions.

(2)
Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including in connection with acquisitions by us of other companies in 2015 and 2016.

(3)
Includes fees for tax compliance, advice, and planning. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state and international income tax matters; transfer pricing, international tax structure planning, and assistance with indirect sales tax; and assistance with tax audits.

(4)	Includes fees for services other than the services reported in audit fees, audit-related fees, and tax fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All of the services relating to the fees described in the table above were pre-approved by our audit committee.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

PROPOSAL NO. 3
APPROVAL OF STOCK OPTION EXCHANGE PROGRAM FOR ELIGIBLE EMPLOYEES (INCLUDING CERTAIN OF OUR EXECUTIVE OFFICERS)

Introduction
We are seeking stockholder approval of a proposed stock option exchange program, or the Program, that, if implemented, would allow Eligible Employees (as defined below), including our executive officers other than our President, Chief Executive Officer, and Chairman, Chief Technology Officer, and Chief Financial Officer, to exchange out-of-the-money or “underwater” options to purchase shares of our Class A common stock or Class B common stock currently held by such Eligible Employees for a lesser number of RSUs that may be settled for shares of our Class A common stock, or New RSUs, under our 2015 Plan. Each New RSU will represent an unfunded right to receive one share of our Class A common stock on a date in the future, which generally is the date on which the New RSU will vest. The New RSUs will be granted on the Exchange Date (as defined below), which we currently anticipate will occur immediately following the expiration of the Exchange Offer (as defined below). The New RSUs will generally vest over the remaining vesting period of the applicable Eligible Option (as defined below) (subject to a one-year minimum vesting period). None of the members of our board of directors would be eligible to participate in the Program.
Approval of the Program will enable us to leverage underwater outstanding stock options, for the purposes for which they were originally intended, namely, to motivate and retain our employees. In addition, the Program will allow us to reduce our equity award “overhang” (that is, the number of shares subject to outstanding equity awards relative to the total number of shares of our Class A or Class B common stock outstanding) through the cancellation of outstanding stock options that currently provide no meaningful retention or incentive value to our employees.
Overview
If the Proposal 3 is approved, Eligible Employees, including our executive officers other than the executive officers listed below, will have the opportunity to surrender Eligible Options and will receive in exchange one New RSU for every two shares subject to Eligible Options that are surrendered. The ineligible executive officers are as follows:

•	James Park, our President, Chief Executive Officer, and Chairman;

•	Eric N. Friedman, our Chief Technology Officer; and

•	William Zerella, our Chief Financial Officer.
In addition, none of the members of our board of directors are eligible to participate in the Program.
As of February 28, 2017, there were a total of 1,220,916 shares of Class A common stock and a total of 31,837,688 shares of Class B common stock subject to outstanding stock options. Of the outstanding stock options, as of that date and assuming the Assumed Exchange Date Price (as defined below), options to purchase 697,916 shares of Class A common stock and options to purchase 5,402,179 shares of Class B common stock, at a weighted average exercise price of $10.85 per share and a weighted average remaining life of 7.46 years, would be underwater and eligible for exchange under the proposed Program. We refer herein to the closing price of our Class A common stock on the New York Stock Exchange on February 28, 2017 of $6.21, which we assume for purposes of an example only throughout this Proposal 3 to be the closing price of our common stock on the Exchange Date, as the “Assumed Exchange Date Price.” Assuming full participation in the Program by Eligible Employees, up to 3,049,980 New RSUs would be issued and 6,100,095 shares of Class A common stock would be cancelled, resulting in 3,050,115 shares becoming available for future issuance under our 2015 Plan. If the closing price of our Class A common stock was below the Assumed Exchange Date Price on the Exchange Date, additional shares subject to outstanding stock options would be eligible for exchange under the Program as follows:

Exercise Price of Eligible Options	Outstanding Eligible Options	Weighted Average Exercise Price of Eligible Options	Weighted Average Remaining Life of Eligible Options (Years)	Maximum Number of Replacement RSUs
<$2.30	9,548,915	$0.85	5.61	4,774,429
$3.63	4,136,917	$3.63	7.34	2,068,447
$4.52	870,795	$4.52	6.7	435,389
Total	14,556,627	$1.49	6.16	7,278,265
Notwithstanding the foregoing, since the number of Eligible Employees and Eligible Options will not be known until the Program is completed, we are unable to determine at this time the exact number of New RSUs that may be granted in connection with the Program. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms. We currently anticipate that the surrendered stock options will be cancelled on the first business date after the expiration of the Exchange Offer. Such date is referred to herein as the “Exchange Date.” We expect the New RSUs will be granted under the 2015 Plan on the Exchange Date. The shares of our common stock subject to surrendered stock options will become available for future issuance as Class A common stock under our 2015 Plan once the surrendered stock options are cancelled.
Reasons for the Program
Since our initial public offering in June 2015, the market price of our Class A common stock has fluctuated significantly. Our Class A common stock traded for more than $47.00 a share in July 2015, but in recent times has traded for significantly less. The closing price of our Class A common stock on the New York Stock Exchange on February 28, 2017 was $6.21 per share. As a result, a significant number of the stock options granted to our employees at higher valuations have lost their economic benefit to these employees, eroding their effectiveness as an economic incentive to stay with the company while nevertheless creating potential dilution to our stockholders. Additionally, under applicable accounting rules, we are required to continue to recognize compensation expense related to these underwater stock options as they vest, even if they are never exercised because they remain underwater and do not fully provide the intended incentive and retention benefits. We believe that that the Program will allow us to recapture retentive and incentive value from the compensation expense that we record in our financial statements with respect to certain Eligible Options. By replacing underwater options that have diminished retention or incentive value with New RSUs that will provide both enhanced retention and incentive value while incurring only incremental compensation expense, we will be able to use our resources more efficiently.
As of February 28, 2017, approximately 18.5% of our outstanding stock options and 28.8% of our unvested outstanding stock options had exercise prices that are equal to or greater than the Assumed Exchange Date Price. In addition, as of February 28, 2017, of employees who held one or more stock options, approximately 47.2% held stock options with exercise prices that were equal to or greater than the Assumed Exchange Date Price. This means that a significant number of our stock options fail to provide the incentive and retention benefits they were designed to provide, as they are perceived to have little or no economic value to these employees. Accordingly, our management, board of directors, and compensation committee have concluded that we could be at risk of losing key talent.
Beginning in January 2017, our compensation committee engaged Compensia, an independent compensation consultant, to perform a comprehensive evaluation of a stock option exchange program. As part of this evaluation, our compensation committee identified the likely participants of an exchange program, and evaluated the value of the equity awards to be exchanged, the general parameters of an exchange program, and the effects of an exchange program on our current hiring and retention goals. We determined that an exchange program pursuant to which employees including our executive officers, other than our President, Chief Executive Officer, and Chairman, Chief Technology Officer, and Chief Financial Officer, could exchange their underwater stock options for a lesser number of RSUs was most attractive alternative for several reasons, including the following:

▪
Restore Retention and Motivation Incentives - We believe that equity incentives are a critical tool to align employees’ interests with those of our stockholders. We have historically granted stock options to incentivize, reward, and motivate employees’ performance and to encourage them to continue their employment with us. We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to execute our strategic initiatives, expand and develop our business, and satisfy the needs of our customers and users. Competition for these types of employees is intense, and many companies use equity incentives, including stock options and RSUs, as a means of attracting, motivating, and retaining their employees. Equity incentives constitute a key part of our incentive and retention programs. Our board of directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work to make our business successful and rewarding their contributions by allowing them to potentially benefit from increases in the value of our Class A common stock. Much of our current business strategy involves multi-year initiatives designed to expand our markets and grow revenue. To execute our strategy, we believe it is imperative that we retain our employees over the long-term.

▪
Reduce Pressure for Additional Equity Awards or Additional Cash Compensation - If we are unable to address the concerns raised by our underwater stock options (such as by conducting the Program), we may find it necessary to grant a significant number of equity awards or provide additional cash compensation to our employees above and beyond our ongoing equity grant and compensation practices to provide renewed incentives to our employees and satisfy our retention objectives. These additional awards would increase our compensation expense. Additionally, using additional cash compensation to replace underwater stock options in this highly competitive environment may have a material adverse effect on our business.

▪
Reduce Equity Overhang Levels - Underwater stock options cannot be removed from our equity award overhang until they are exercised, expire, or otherwise terminate (for example, when an employee leaves our employment). The Program would reduce our current overhang level by canceling many of our underwater stock options and replacing them with New RSUs settleable for a lesser number of shares than the number of shares covered by the surrendered options. As of February 28, 2017 and assuming the Assumed Exchange Date Price, options to purchase 697,916 shares of Class A common stock and options to purchase 5,402,179 shares of Class B common stock could be surrendered and canceled and made available for future issuance, while, based on such assumptions, New RSUs covering 3,049,980 shares of Class A common stock would be issued, resulting in a net reduction in the equity award overhang by 3,050,115 shares.

Details of the Program
Eligible Employees
We intend to make the Program available to all of our employees located in the United States, including our executive officers other than our President, Chief Executive Officer, and Chairman, Chief Technology Officer, and Chief Financial Officer, and to employees who are located outside of the United States, where permitted by local law. Such individuals are referred to herein as “Eligible Employees.”

An employee will only be eligible to participate in the Program if such employee is employed with us on the Exchange Date. Our board of directors or compensation committee may determine to exclude employees in certain non-U.S. jurisdictions from the Program if local tax or other laws would make their participation infeasible or impractical, or if we determine not to offer the Program in certain locations. In addition, it is possible that we may need to make modifications to the terms offered to employees in countries outside the United States to comply with securities law requirements or other local requirements, or for tax or accounting reasons. Participation in the Program is voluntary. However, if an Eligible Employee elects to exchange an Eligible Option, then all of the shares subject to the Eligible Option must be exchanged pursuant to the Program in order for an Eligible Option to be exchanged. As of February 28, 2017, of all employees who held one or more stock options, there were 244 Eligible Employees. None of the members of our board of directors would be eligible to participate in the Program.
Eligible Options
The only options that Eligible Employees may exchange in the Program are those stock options under the Amended and Restated 2007 Stock Plan, as amended, or 2007 Plan, or 2015 Plan that are outstanding and unexercised as of immediately prior to our commencement of the Exchange Offer and that are underwater because they have an exercise price that is greater than the fair market value of the Class A common stock and Class B common stock on the Exchange Date, which is currently expected to be the first business date after the expiration of the Exchange Offer. Such stock options are referred to herein as “Eligible Options.”
Exchange Ratio
The Program is not structured as a one-for-one exchange. Instead, Eligible Employees participating in the Program will receive one New RSU for every two shares subject to a surrendered Eligible Option. If an odd number of shares subject to Eligible Options are exchanged, the number of RSUs granted will be rounded down to the nearest whole number of RSUs
Vesting of New RSUs
The New RSUs will generally vest over the remaining vesting period of the applicable Eligible Option (subject to a one-year minimum vesting period), subject to the Eligible Employee’s continued service with us over the remaining vesting period. Accordingly, in no event will a New RSU award be scheduled to vest in full sooner than provided in the vesting schedule of the original Eligible Option it replaces. In addition, New RSUs granted to our executive officers will be eligible for accelerated vesting as described below under “—Executive Compensation—Potential Payments Upon Termination or Change in Control.”
Other Terms and Conditions of New RSUs
The New RSUs will be subject to the terms and conditions of our 2015 Plan and in a RSU agreement to be entered into as of the Exchange Date. RSUs represent rights to receive shares of Class A common stock on specified future dates when those rights have vested following a required period of employment. A recipient of a RSU does not have voting rights, as the shares of Class A common stock are not issued until the RSU vests.
Impact on the 2015 Plan Share Reserve
Shares subject to Eligible Options granted under the 2007 Plan or 2015 Plan that are surrendered in the Program will become available for issuance as Class A common stock pursuant to future awards granted under the 2015 Plan, including the New RSUs to be granted under the Program. If shares subject to the New RSUs are forfeited following the Program, these shares also will return to the

2015 Plan and become available for future issuance pursuant under the 2015 Plan. Assuming full participation in the Program by Eligible Employees as of February 28, 2017 and the Assumed Exchange Date Price, up to 3,049,980 New RSUs would be issued and 3,050,115 shares of Class A common stock would become available for future issuance under our 2015 Plan.
Implementing the Program
We have not commenced the Program and we will not do so unless our stockholders approve this proposal. If our stockholders approve this proposal, and our board of directors or compensation committee determine to implement the Program, we expect the Program to commence within twelve months of the date of the Annual Meeting, following the filing and completion of a Schedule TO referred to in the next paragraph. If the Program does not commence within this time frame, we would not conduct another option exchange program without first seeking stockholder approval. The Exchange Date is currently anticipated to be in June 2017. Even if the Program is approved by our stockholders, our board of directors and compensation committee will retain the authority, in their discretion, to terminate, amend, or postpone the Program at any time prior to expiration of the election period under the Program.
Upon the commencement of the Program, Eligible Employees holding Eligible Options will receive written materials in the form of an “Offer to Exchange” explaining the precise terms and timing of the Program. At or before the commencement of the Program, we will file an Offer to Exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible Employees, as well as stockholders and members of the public, will be able to obtain the Offer to Exchange and other documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov. The tender offer that we will commence in connection with the Program is referred to herein as the “Exchange Offer.” Eligible Employees will be given at least 20 business days to elect to surrender their Eligible Options in exchange for New RSUs.
Potential Modification to Terms of Program
The terms of the Program will be described in an Offer to Exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to materially modify the Program’s terms and conditions, it is possible that we will need to alter the terms of the Program to comply with comments from the SEC. Changes in the terms of the Program may also be required for tax purposes. It is possible that we may need to make modifications to the terms offered to Eligible Employees in countries outside the United States to comply with local legal requirements, or for tax or accounting reasons. The board of directors or the compensation committee will retain the discretion to make any such necessary or desirable changes to the terms of the Program for purposes of complying with comments from the SEC or optimizing the U.S. or foreign tax consequences.
We may also find it necessary or appropriate to change the terms of the Program to take into account the results of this vote, or our administrative needs, legal requirements, accounting rules, other policy decisions that make it appropriate to change the Program, and the like. The final terms of the Program will be set forth in the Offer to Exchange. The board of directors or the compensation committee will retain the discretion to make any necessary or desirable changes to the terms of the Program. In addition, our board of directors or the compensation committee reserves the right to amend, postpone, or cancel the Program once it has begun. Additionally, we may decide not to implement the Program even if our stockholders approve the Program. If our stock price increases significantly, we may reassess implementing the Program.
Summary of U.S. Federal Income Tax Consequences
We believe the exchange of Eligible Options for New RSUs pursuant to the Program should be treated as a non-taxable exchange and neither we nor any of the Eligible Employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of New RSUs. The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences described in the preceding sentences. A more detailed summary of the applicable tax considerations to Eligible Employees will be provided in the Offer to Exchange. The applicable U.S. federal income tax law and regulations may change, and the U.S. Internal Revenue Service may adopt a position contrary to the summary below. All holders of Eligible Options are urged to consult their own tax advisers regarding the tax treatment of participating in the Program under all applicable laws prior to participating in the Program.
Accounting Impact
We account for share-based payments in accordance with Accounting Standards Codification Topic 718, or ASC 718. Under ASC 718, to the extent the fair value of each award of RSUs granted pursuant to the Program exceeds the fair value of the surrendered stock options, such excess is considered incremental compensation for accounting purposes. This excess, in addition to any remaining unrecognized expense for the Eligible Options surrendered in exchange for the New RSUs, will be recognized by us as compensation expense. This expense will be recognized ratably over the vesting period of the New RSUs in accordance with the requirements of ASC 718. In the event that any awards of New RSUs are forfeited prior to their vesting due to termination of an employee’s service, the compensation cost related to the forfeited RSUs will not be recognized.
The compensation expense recognized in connection with the Program may be affected by fluctuations in our stock price before the Exchange Offer actually occurs. We currently recognize and, to the extent not exchanged in the Program, will continue to recognize compensation expense relating to the Eligible Options over their remaining vesting period even though they are underwater and do not fully provide the intended incentive and retention benefits.
Program Participation
Participation in the Program is completely voluntary. As a result, we are not able to predict who or how many Eligible Employees will elect to participate, how many stock options will be surrendered for exchange, or the number of New RSUs that may be issued. The Program will not be conditioned on a minimum level of participation; provided, however, that any Eligible Option surrendered must be surrendered in its entirety.
Effect on Stockholders
We are unable to predict the precise impact of the Program on our stockholders because we are unable to predict how many or which Eligible Employees will exchange their Eligible Options. The following table summarizes the effect of the Program, assuming, as of February 28, 2017, all Eligible Options were exchanged and the Assumed Exchange Date Price:

	Prior to the Exchange	Following the Exchange
Shares covered by all outstanding stock options (including stock options held by all employees, executive officers, and directors)	33,058,604	26,958,509
Shares covered by all outstanding RSUs	13,230,384	16,280,364
Shares available for future award grants under the 2015 Plan	16,295,183	19,345,298
Financial Statements
Our financial statements and other information required by Item 13(a) are incorporated by reference from our annual report on Form 10-K filed with the SEC on March 1, 2017.

Certain Interests of Executive Officers
In considering the recommendation of our board of directors with respect to the approval of the Program, stockholders should be aware that certain of our executive officers have interests, which may present them with conflicts of interest in connection with this Proposal 3. As discussed above, our executive officers, other than our President, Chief Executive Officer, and Chairman, Chief Technology Officer, and Chief Financial Officer, are eligible to participate in the Program. Our board of directors recognizes that approval of this Proposal 3 may therefore benefit certain of our executive officers.
If you are both a stockholder and an employee holding Eligible Options, please note that voting to approve the Program does not constitute an election to participate in the Program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE STOCK OPTION EXCHANGE PROGRAM FOR ELIGIBLE EMPLOYEES (INCLUDING CERTAIN OF OUR EXECUTIVE OFFICERS)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 28, 2017, by:

•	each of our named executive officers;

•	each of our current directors;

•	all of our directors and named executive officers as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A or Class B common stock.
Percentage ownership of our common stock before this offering is based on 183,655,272 shares of our Class A common stock and 43,450,748 shares of our Class B common stock outstanding as of February 28, 2017. Beneficial ownership is determined in accordance with the rules of the SEC and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our Class A common stock and Class B common stock subject to stock options that are currently exercisable or exercisable within 60 days of February 28, 2017 or RSUs that may vest and settle within 60 days of February 28, 2017 are deemed to be outstanding and to be beneficially owned by the person holding the stock options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Fitbit, Inc., 405 Howard Street, San Francisco, California 94105.

	Shares Beneficially Owned
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%	% of Total Voting Power(1)
Named Executive Officers and Directors:
James Park(2)	30,650	*	18,365,899	38.9	28.0
Eric N. Friedman(3)	16,450	*	19,572,714	42.1	30.2
William Zerella(4)	55,755	*	1,294,059	2.9	2.1
Andy Missan(5)	59,550	*	456,117	1.0	*
Edward M. Scal(6)†	10,075	*	5,565,110	12.2	8.7
Laura Alber	—	—	—	—	—
Jonathan D. Callaghan(7)	7,027,343	3.8	8,437,081	19.4	14.8
Glenda Flanagan	—	—	—	—	—
Steven Murray(8)	5,139,993	2.8	—	—	*
Christopher Paisley(9)	—	—	60,000	*	*
All executive officers and directors as a group (11 persons)(10)	12,339,816	6.7	53,750,980	99.1	75.7
Other 5% Stockholders:
True Ventures II, L.P.(11)	7,027,343	3.8	8,437,081	19.4	14.8
The Vanguard Group(12)	10,591,002	5.8	—	—	1.7
BlackRock, Inc.(13)	9,839,685	5.4	—	—	1.6
__________________
* Less than 1%
† Mr. Scal, our former Chief Business Officer, departed from the company on March 31, 2017.

(1) Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share.

(2) Consists of (i) 12,818,595 shares of Class B common stock held by Mr. Park, (ii) 900,000 shares of Class B common stock held by Mr. Park as trustee of The James Park 2017 Annuity Trust, (iii) 900,000 shares of Class B common stock held by Mr. Park as trustee of The James Park Revocable Trust, (iv) 30,650 shares of Class A common stock subject to RSUs to be released within 60 days of February 28, 2017, and (v) 3,747,304 shares of Class B common stock subject to options held by Mr. Park that are exercisable within 60 days of February 28, 2017.

(3) Consists of (i) 12,878,085 shares of Class B common stock held by Mr. Friedman, (ii) 3,047,647 shares of Class B common stock held by Mr. Friedman as trustee of the Friedman 2015 GRAT, (iii) 552,353 shares of Class B common stock held by Eric Friedman as trustee of the Friedman 2016 GRAT, (iv) 16,450 shares of Class A common stock subject to RSUs to be released within 60 days of February 28, 2017, and (v) 3,094,629 shares of Class B common stock subject to options held by Mr. Friedman that are exercisable within 60 days of February 28, 2017.

(4) Consists of (i) 2,500 shares of Class A common stock held by Mr. Zerella, (ii) 43,605 shares of Class A common stock held by Mr. Zerella as trustee of The Zerella Family Trust, (iii) 9,650 shares of Class A common stock subject to RSUs to be released within 60 days of February 28, 2017, and (iv) 1,294,059 shares of Class B common stock subject to options held by Mr. Zerella that are exercisable within 60 days of February 28, 2017.

(5) Consists of (i) 55,000 shares of Class A common stock held by Mr. Missan, (ii) 4,550 shares of Class A common stock subject to RSUs to be released within 60 days of February 28, 2017, and (iii) 456,117 shares of Class B common stock subject to options held by Mr. Missan that are exercisable within 60 days of February 28, 2017.

(6) Consists of (i) 2,500 shares of Class A common stock and 3,132,670 shares of Class B common stock held by Mr. Scal, (ii) 77,516 shares of Class B common stock held by Mr. Scal’s spouse as trustee of the Black Mesa Trust, (iii) 77,516 shares of Class B common stock held by Mr. Scal as trustee of the Red Mesa Trust, (iv) 72,484 shares of Class B common stock held by Mr. Scal’s spouse as trustee of the Red Mesa 2 Trust, (v) 72,484 shares of Class B common stock held by Mr. Scal as trustee of the Black Mesa 2 Trust, (vi) 7,575 shares of Class A common stock RSUs to be released within 60 days of February 28, 2017, and (vii) 2,132,440 shares of Class B common stock subject to options held by Mr. Scal that are exercisable within 60 days of February 28, 2017.

(7) Consists of 1,044,337 shares of Class A common stock held by Mr. Callaghan as trustee of the Callaghan Family Trust and the shares of Class A common stock and Class A and Class B common stock referred to in footnote (11) below.

(8) Consists of 5,139,993 shares of Class A common stock held by SoftBank PrinceVille Investments, L.P. SB PV GP L.P. is the general partner of SoftBank PrinceVille Investments, L.P. and SB PV GP LLC is the general partner of SB PV GP L.P. The managing members of SB PV GP LLC are Ronald D. Fisher, Kabir Misra, and Steven Murray, and, therefore, may be deemed to share voting and dispositive power over the shares held by SoftBank PrinceVille Investments, L.P. The address for these entities is 38 Glen Avenue, Newton, Massachusetts 02459.

(9) Consists of 60,000 shares of Class B common stock subject to options held by Mr. Paisley that are exercisable within 60 days of February 28, 2017.
(10) Consists of (i) 12,270,941 shares of Class A common stock, (ii) 42,966,431 shares of Class B common stock, (iii) 68,875 shares of Class A common stock subject to RSUs to be released within 60 days of February 28, 2017, and (iv) 10,784,549 shares of Class B common stock subject to options that are exercisable within 60 days of February 28, 2017 held by all our executive officers and directors, as a group. These amounts exclude shares beneficially owned by Tim Roberts, our former Executive Vice President, Interactive, who ended his employment with us on March 17, 2017.

(11) Consists of (i) 13,671 Class A shares held by True Venture Management, L.L.C., which is controlled by Jonathan D. Callaghan and Philip Black, (ii) 969,337 Class A shares held by Mr. Black as trustee of the Black-Sandquist 1999 Family Trust, and (iii) 4,999,998 shares of Class A common stock and 8,437,081 shares of Class B common stock held of record by True Ventures II, L.P., or TV II, a Delaware limited partnership, for itself and as nominee for True Ventures II-A, L.P., or TV II-A, a Delaware limited partnership. True Venture Partners II, L.L.C., or TVP II, a Delaware limited liability company, is the general partner of each of TV II and TV II-A. Jonathan D. Callaghan and Philip Black are the managing members of TVP II and, therefore, may be deemed to share voting and dispositive power over the shares held by TV II and TV II-A. The address for these entities is 530 Lytton Avenue, Suite 303, Palo Alto, California 94301.

(12) Based on information contained in a Schedule 13G/A filed with the SEC by The Vanguard Group on February 13, 2017. Of the shares of Class A common stock beneficially owned, The Vanguard Group reported that it had sole voting power with respect to 76,553 shares, shared voting power with respect to 6,700 shares, sole dispositive power with respect to 10,514,363 shares, and shared dispositive power with respect to 76,639 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania, 19355.

(13) Based on information contained in a Schedule 13G filed with the SEC by BlackRock, Inc. on January 30, 2017. Of the shares of Class A common stock beneficially owned, BlackRock, Inc. reported that it had sole voting power with respect to 9,302,199 shares and sole dispositive power with respect to 9,839,685 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10055.

EXECUTIVE OFFICERS
The names of our executive officers, their ages as of April 1, 2017, and their positions are shown below.

Named Executive Officers	Age	Position(s)
James Park	40	President, Chief Executive Officer, and Chairman
Eric N. Friedman	39	Chief Technology Officer and Director
William Zerella	60	Chief Financial Officer
Jeff Devine	55	Executive Vice President of Operations
Andy Missan	55	Executive Vice President and General Counsel

For information regarding Messrs. Park and Friedman, please refer to “Proposal No. 1—Election of Directors.”
William Zerella has served as our Chief Financial Officer since June 2014. From October 2011 to June 2014, Mr. Zerella served as Chief Financial Officer of Vocera Communications, Inc., a publicly held wireless healthcare communications company. Prior to Vocera, from July 2006 to September 2011, Mr. Zerella served as Chief Financial Officer for Force10 Networks Inc., a networking company acquired by Dell Inc. Prior to Force10, Mr. Zerella served as Chief Financial Officer at Infinera Corporation, a telecom equipment provider, and Chief Financial Officer at Calient Networks, Inc., an optical equipment provider. Mr. Zerella has also held various other senior level financial and business management positions at several companies, including GTECH Corporation and Deloitte & Touche LLP. Mr. Zerella holds a B.S. in accounting from the New York Institute of Technology and an M.B.A. from the New York University Leonard N. Stern School of Business.
Jeff Devine has served as our Executive Vice President of Operations since February 2017. From September 2015 to February 2017, Mr. Devine served as the Chief Operating Officer of uBeam Inc., a wireless charging company. From August 2010 to September 2015, Mr. Devine served as Vice President, Supply Chain Management of Cisco Systems, Inc., a networking and information technology company. Prior to Cisco, Mr. Devine served as Senior Vice President, Global Operations at Palm, Inc., a smartphone company acquired by The Hewlett-Packard Company in July 2010. Mr. Devine has also held various senior level positions at Nokia Corporation, a communications and information technology company, and The Boeing Company, an aerospace and defense company. Mr. Devine holds a B.S. in mechanical engineering from the University of Dayton and an M.B.A. from the Cox School of Business at Southern Methodist University.
Andy Missan has served as our Vice President and General Counsel since March 2013 and became an Executive Vice President in October 2015. From July 2009 to October 2012, Mr. Missan served as Vice President and General Counsel at Bytemobile, Inc., a mobile video optimization company. Prior to Bytemobile, Mr. Missan served as Vice President and General Counsel of MobiTV, Inc., a provider of mobile video solutions, Vice President and General Counsel of Danger, Inc., a mobile devices and services company, and Vice President and General Counsel of Replay TV, Inc., a DVR technology company. He has also held senior legal and business affairs positions at the RCA Records Label/BMG Entertainment and Sony Music Entertainment Inc. Mr. Missan holds a B.A. in government from Oberlin College and a J.D. from Northwestern University Pritzker School of Law.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This compensation discussion and analysis provides an overview of our executive compensation philosophy and objectives. It also describes the compensation program for our principal executive officer, our principal financial officer, and our three most highly-compensated executive officers (other than our principal executive officer and principal financial officer) during 2016. These individuals are referred to herein as our named executive officers. During 2016, these individuals were:
•James Park, our President and Chief Executive Officer, or our CEO;
▪Eric N. Friedman, our Chief Technology Officer;
▪William Zerella, our Chief Financial Officer;
▪Andy Missan, our Executive Vice President and General Counsel; and
•Edward M. Scal, our former Chief Business Officer.

2016 Overview
 Fitbit is transforming the way millions of people around the world achieve their health and fitness goals. We pioneered the connected health and fitness market in 2007, and since then, we have grown into a leading global health and fitness brand. The Fitbit platform combines connected health and fitness devices with software and services, including an online dashboard and mobile applications, data analytics, motivational and social tools, personalized insights, and virtual coaching through customized fitness plans and interactive workouts. Our platform helps people become more active, exercise more, sleep better, eat smarter, and manage their weight. Fitbit appeals to a large, mainstream health and fitness market by addressing these key needs with advanced technology embedded in simple-to-use products and services.
2016 Business Highlights
In 2016, we achieved the following key financial and operational results:
•sold 22.3 million connected health and fitness devices;
•revenue was $2.17 billion, an increase of 17% over 2015;

•	revenue grew 11% year-over-year in the United States, and grew 86% in Europe, the Middle East, and Africa, and declined 26% in Asia and the Pacific;
•adjusted EBITDA was $30.0 million, a decrease of 92% over 20151;

•	launched four new products, the most in our history: Fitbit Charge 2, Alta, Fitbit Blaze, and Fitbit Flex 2, which represented 70% of revenue;

•	26% of all activations in 2016 came from repeat customers; of the repeat customers-20% were reactivated (customers who were inactive for 90 days or greater); and

•	active users were 23.2 million and registered device users were 50.2 million as of December 31, 2016.

__________________
1    See the section titled “Selected Financial Data—Adjusted EBITDA” in our Annual Report on Form 10-K filed with the SEC on March 1, 2017 for a reconciliation of adjusted EBITDA to net income (loss), which is the most comparable financial measure presented in accordance with U.S. generally accepted accounting principles.

2016 Executive Compensation Highlights
Our board of directors and the compensation committee, as applicable, took the following key compensation actions with respect to our named executive officers for 2016:

▪
Base Salaries — In early 2016, we increased annual base salaries to reflect appropriate levels of fixed compensation for executive officers with commensurate responsibilities at similarly-situated publicly-traded companies with comparable revenues, including increasing the annual base salary of our CEO to $775,000.

▪	Annual Cash Bonuses — We did not pay annual cash bonuses based on our performance as measured against our pre-established corporate financial metrics.

▪
Long-Term Incentive Compensation — In early 2016, we granted long-term incentive compensation to each of our named executive officers in the form of options to purchase shares of our Class A common stock and RSU awards that may be settled for shares of our Class A common stock, including an option to purchase shares of our Class A common stock and an RSU award that may be settled for shares of our Class A common stock to our CEO with an aggregate grant date fair value of $3.4 million. An explanation of such awards is set forth below.

Executive Compensation Policies and Best Practices
During 2016, we maintained the following executive compensation policies and best practices, consistent with our executive compensation philosophy. These policies and practices are intended to drive performance as well as prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

▪
Independent Compensation Committee Advisor. The compensation committee engages and retains its own independent compensation consultant. During 2016, the compensation committee engaged Compensia, a national compensation consulting firm, to assist with its responsibilities. Compensia performed no other services for us during 2016.

▪
Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes.

▪
Compensation At-Risk. Our executive compensation program is designed to align the interests of our executive officers and stockholders such that a significant portion of our executive officers’ target total direct compensation, including both annual cash bonuses and equity awards, is “at risk” based on our performance.

▪
No Retirement Plans. Other than our Section 401(k) plan, which is generally available to all employees, we do not currently offer, nor do we have plans to provide, pension arrangements or defined benefit retirement plans or arrangements to our executive officers.

▪
No Perquisites. With limited exception, we do not generally provide perquisites or other personal benefits to our executive officers. In 2016, perquisites were limited to the reimbursement of one named executive officer for hotel lodging in San Francisco.

▪
No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, except in connection with our executive relocation program.

▪
“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change in control and a qualifying termination of employment before payments and benefits are paid).

▪
No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

▪	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

▪	Hedging Prohibited. We prohibit our executive officers and the members of our board of directors from hedging our securities.
Executive Compensation Philosophy and Program Design
Our executive compensation program is guided by our overarching philosophy of paying for performance. We believe our executive compensation program is competitive, reasonable, and appropriately balances the goals of attracting, retaining, motivating, and rewarding our executive officers.
Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

▪	provide competitive compensation and benefits that will attract, retain, motivate, and reward a highly-qualified leadership team within the context of responsible cost management;

▪
directly and substantially link rewards to measurable corporate performance (both financial and operational results) and consider individual performance in determining go-forward compensation opportunities;

▪
reinforce the alignment of our executive officers’ interests with the objective of creating long-term stockholder value by linking their long-term incentive compensation opportunities to value creation and their annual cash bonus opportunities to our annual operating performance; and

▪	provide the ability to significantly differentiate rewards for overachievement against company goals.

Further, when making compensation decisions for our executive officers, including our named executive officers, the compensation committee seeks to set both individual pay elements and target total direct compensation at competitive levels, using a balanced and flexible approach that is not restricted by adherence to specific percentile-based target levels. In other words, while competitive market data are an important reference in understanding general market practice, our actual compensation decisions reflect the compensation committee’s exercise of its business judgment after considering the following key factors:

•	to the extent there are gaps to market in target pay positioning for cash compensation, alignment may occur over multiple years;

•
the number of equity awards we grant will be subject to adjustment year-over-year to reflect dilution considerations, our retention objectives, company and individual performance, and other relevant factors; and

•
actual pay opportunities and outcomes will vary among executive officers and relative to market based on company performance and our position relative to our peers based on financial and other relevant criteria.

Program Design
We structure the annual compensation of our executive officers, including our named executive officers, using three principal elements: (i) base salary, (ii) annual cash bonus opportunities, and (iii) long-term incentive compensation opportunities in the form of equity awards. While the weight of each element may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.
We evaluate performance over both short-term (annual) and multi-year periods based on our financial and operational performance.
To ensure our executive officers’ interests are aligned with those of our stockholders, a significant portion of our executive officers’ annual target total direct compensation opportunity is “at-risk” and will vary above or below target levels commensurate with our performance. To motivate and reward individual initiative and effort, we also intend to emphasize performance-based compensation that appropriately rewards our executive officers for delivering financial, operational, and strategic results that meet or exceed pre-established goals through our annual cash bonus plan and long-term incentive compensation arrangements in the form of equity awards.
Further, we believe that equity awards are a key incentive for our executive officers to drive long-term growth. To ensure that we are aligned with our compensation philosophy, the compensation committee intends to regularly evaluate the relationship between the reported values of the equity awards granted to our executive officers and the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, which will vary depending on the performance of our Class A common stock.
Governance of Executive Compensation Program
Role of the Compensation Committee
The compensation committee is responsible for overseeing our compensation and benefits policies generally, evaluating and approving the compensation plans, policies, and programs applicable to our executive officers, including our named executive officers, and evaluating the performance of our CEO.
The compensation committee reviews the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers, including our named executive officers, each year, or more frequently as warranted. For 2016, this review took place from October through December 2015 with respect to our executive officers, including our CEO.
The compensation committee does not establish a specific level for the target total direct compensation opportunity of our executive officers, including our named executive officers, but rather determines specific levels for our three principal compensation elements: (i) base salary, (ii) a target annual cash bonus opportunity, and (iii) a target long-term incentive compensation opportunity in the form of equity awards. When selecting and setting the amount of each compensation element, the compensation committee considers the following factors:

•	Absolute Financial Performance — our performance against the financial and operational objectives established by the compensation committee and our board of directors;

•	Competitive Market Positioning — the compensation practices of our compensation peer group and the position of each executive officer’s compensation relative to peer company compensation levels;

•	Individual Skills and Experience (New Hires) — for newly-hired executive officers, an individual’s experience, skill set, expertise, or unique competitive market factors;

•
Individual Skill and Experience (Incumbent Executives) — for incumbent executive officers, an individual’s executive officer’s skills, general experience, experience in position, criticality of his or her position or role, qualifications relative to other similarly-situated executives at the companies in our compensation peer group, and retention objectives;

•	Comparative Scope of Role — the scope of each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;

•
Past Performance — the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values; and

•Internal Parity — compensation parity among our executive officers.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.
Role of Management
The compensation committee works with members of our management, including our CEO, to perform its responsibilities. Management assists the compensation committee by providing information on company and individual performance, market data, and management’s perspective and recommendations on compensation matters. The compensation committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to base salaries, adjustments to annual cash bonus opportunities, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than for our CEO). The compensation committee uses such recommendations as one factor in determining and approving the compensation for our executive officers (other than our CEO). Our CEO recuses himself from all discussions and recommendations regarding his own compensation.
Role of Compensation Consultant
The compensation committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review.
In 2016, the compensation committee retained Compensia, a national compensation consulting firm, to serve as its compensation advisor. Compensia serves at the discretion of the compensation committee, which reviews the engagement annually. The compensation committee also intends to regularly review the independence of Compensia. In 2016, the compensation committee considered the six specific independence factors adopted by the SEC and the New York Stock Exchange and determined that Compensia is independent and that its work did not raise any conflicts of interest.
During 2016, Compensia regularly attended the meetings of the compensation committee (both with and without management present) and provided the following services:
•assisted with the development of a compensation peer group;

•
provided competitive market data based on the compensation peer group for our executive officer positions and evaluated how the compensation we pay our executive officers compares to how the companies in our compensation peer group compensate their executives;

•	reviewed and analyzed the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers;

•	assessed executive compensation trends within our industry, and updated on corporate governance and regulatory issues and developments;
•reviewed market equity compensation practices, including gross burn rate;

•	provided competitive market data based on the compensation peer group for the non-employee members of our board of directors and evaluated the compensation we pay our non-employee directors; and

•
reviewed and evaluated the risk inherent in our executive and other compensation programs and practices, and concluded that our compensation programs and practices did not create risks that would have a material adverse impact on the company.

In 2016, Compensia provided no other services to us other than the services provided to the compensation committee.
Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a group of comparable technology companies. For 2016, the compensation committee, with the assistance of Compensia, developed and used the following compensation peer group for purposes of understanding the competitive market:

Activision Blizzard	Harman International	Palo Alto Networks
Electronic Arts	IAC/InterActive	Pandora Media
F5 Networks	Intuit	Synopsys
Garmin	LinkedIn	Trip Advisor
GoPro	Logitech International	Twitter
Groupon	Motorola Solutions	Workday
The companies in this compensation peer group were selected on the basis of their similarity to us in size, as determined using the following criteria:
•similar revenue size — ~0.3x to ~3.0x of our projected 2016 fiscal year revenue;
•market capitalization — ~0.3x to ~3.0x of our market capitalization;
•similar industry classification — software and service, technology hardware and equipment, and healthcare technology; and

•
similar business profile — consumer products or services, hardware products, or software or internet products or services, gross margins of approximately 40% to approximately 60%, adjusted EBITDA margin greater than 12%, revenue growth greater than 20%, and, generally, a recently completed initial public offering (2010 or later).

This compensation peer group was used by the compensation committee during 2016 as a reference for understanding the competitive market for executive positions in our industry sector.
To analyze the compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings (primarily proxy statements) and also used information drawn from the Radford High-Technology Executive Survey database. This market data is then used as a reference point for the compensation committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.
While the compensation committee does not use specific target percentiles to justify compensation decisions, it does consider competitive market data in the course of its deliberations. The compensation committee believes that such information is useful in at least two respects. First, the compensation committee recognizes that our compensation levels must be competitive to attract, motivate, and retain superior executive talent. Second, the compensation committee believes that developing a general understanding of the compensation provided to the executives at our peer companies is useful in assessing the reasonableness and appropriateness of individual executive compensation elements.
Accordingly, the compensation committee considers an analysis of the compensation practices of the companies in the compensation peer group, as well as evolving market practices, to ensure that it remains informed of current practices when making compensation decisions. This information is one of several factors, including the factors that are described above, that the compensation committee considers in making its decisions with respect to the compensation of our executive officers.
The compensation committee intends to review our compensation peer group at least annually and makes adjustments to its composition as necessary or appropriate, taking into account changes in both our business and the businesses of the companies in the peer group.
Compensation Elements
During 2016, the principal elements of our compensation program for our executive officers, including our named executive officers, consisted of base salary, an annual cash bonus opportunity, and long-term incentive compensation in the form of a mix of options to purchase shares of our Class A common stock and RSU awards that may be settled for shares of our Class A common stock.
Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, including our named executive officers, and is an important element of compensation intended to attract and retain highly-talented individuals.
Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the compensation committee reviews the base salaries of our executive officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.
In December 2015, the compensation committee reviewed the base salaries of our executive officers, including our named executive officers and our CEO, taking into consideration a competitive market analysis prepared by Compensia, our transition from a private to public company, including our historical private company practice of setting lower base salaries, relative to long-term incentive compensation opportunities, the recommendations of our CEO (except with respect to his own base salary), and the other factors described above. Following this review, in early 2016, the compensation committee decided to adjust the base salaries of our executive officers, including certain of our named executive officers to a level appropriate for executive officers of a publicly traded company to reflect the competitive market.
The amount of these adjustments, which in the case of our named executive officers ranged from 29% to 47% of the 2015 base salaries, were based on the compensation committee’s objective of ensuring that our executive officers’ base salaries were comparable to the base salary levels of executives with commensurate responsibilities at similarly-situated publicly-traded companies, thereby offsetting our prior practice of setting their target total cash compensation at lower levels while we were a private company, and consistent with the base salary levels of executives with commensurate responsibilities at high-growth companies of similar size and complexity in the competitive market. The base salaries of our named executive officers for 2015 and 2016 were as follows:

Named Executive Officer	2015 Base Salary ($)	2016 Base Salary ($)	Percentage Increase (%)
James Park	600,000	775,000	29
Eric N. Friedman	300,000	440,000	47
William Zerella	350,000	475,000	36
Andy Missan	295,000	390,000	32
Edward M. Scal	320,000	435,000	36
These base salary increases were effective January 1, 2016.
The base salaries of our named executive officers during 2016 are set forth below in “Executive Compensation—Summary Compensation Table.”
Annual Cash Bonuses
In March 2016, the compensation committee approved an annual cash bonus plan, or the Bonus Plan, to motivate our executive officers, including our named executive officers, to achieve our corporate objectives for the year as reflected in our annual operating plan approved by our board of directors. Under the Bonus Plan, each executive officer’s annual cash bonus was to be based on the individual executive officer’s target annual cash bonus opportunity and our level of achievement of one or more corporate performance metrics or corporate performance factors. In March 2016, the compensation committee also approved the corporate performance metrics and the formula for 2016 bonus payments under the Bonus Plan.
Target Annual Cash Bonus Opportunities
In December 2015, the compensation committee assessed the target annual cash bonus opportunities for our executive officers, including each of our named executive officers, after taking into consideration a competitive market analysis prepared by Compensia, the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity), our transition from a private to public company, and the other factors described above. Target annual cash bonus opportunities were expressed as a percentage of each executive officer’s base salary.
Following this review, the compensation committee decided to adjust the target annual cash bonus opportunities of our executive officers, including our named executive officers. The amount of these adjustments, which in the case of our named executive officers ranged from 115% to 150% of the 2015 target annual cash bonus opportunities, were based on the compensation committee’s objective of ensuring that our executive officers’ target bonus opportunities were comparable to the annual bonus opportunities of executives with commensurate responsibilities at similarly-situated publicly-traded companies, thereby offsetting our prior practice of setting their target total cash compensation at lower levels while we were a private company, and consistent with the target bonus opportunities of executives with commensurate responsibilities at high-growth companies of similar size and complexity in the competitive market.
In December 2015, the compensation committee established the target annual cash bonus opportunity for our CEO, taking into consideration a competitive market analysis prepared by Compensia, our transition from a private to public company, and the other factors described above.

The target annual cash bonus opportunities of our named executive officers for 2016 were as follows:

Named Executive Officer	2015 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2016 Target Annual Cash Bonus Opportunity (as a percentage of base salary)
James Park	100%	150%
Eric N. Friedman	60%	75%
William Zerella	65%	75%
Andy Missan	55%	75%
Edward M. Scal	60%	75%
Under the Bonus Plan, actual cash bonus payments were based on the achievement of corporate performance.
Corporate Performance Metrics
In March 2016, the compensation committee selected revenue and “adjusted EBITDA” as the 2016 corporate performance metrics for purposes of the Bonus Plan. The compensation committee believed that these performance metrics provided a balance between generating revenue, managing our expenses, and growing our business, ultimately enhancing stockholder value.
We define “adjusted EBITDA” as net income (loss) adjusted to exclude the impact of the Fitbit Force recall, stock-based compensation expense, Jawbone litigation costs, depreciation and intangible assets amortization, interest income, net, and income tax benefit. We believe that adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses and other items that we exclude in adjusted EBITDA. In addition, we use this metric to evaluate our operating performance and trends and make planning decisions. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to a key financial metric used by our management in its financial and operational decision-making.
The target levels for these corporate performance metrics were based on our 2016 annual operating plan, which was reviewed and approved by our board of directors. These target levels were set to reward strong management performance in light of our strategic objectives and the industry and economic conditions and trends at the time the targets were set. The mix of metrics was intended to balance a top line metric (revenue) with a profitability metric (adjusted EBITDA). The compensation committee believed such a balance would drive the appropriate amount of focus on propelling growth through revenue without detracting from our ultimate performance as a whole.
In March 2016, the compensation committee approved a matrix to determine the company performance factor and resulting payment of annual cash bonuses. Each of the two corporate performance metrics, revenue and adjusted EBITDA, were equally weighted. The target performance levels for each corporate performance metrics were set as follows:

Corporate Performance Metric	Target Performance Level ($)
Revenue	$2,650,000,000
Adjusted EBITDA	$477,000,000
For each corporate performance metric, the compensation committee also established threshold and maximum performance levels, at 90% and approximately 115% of the target performance levels, respectively. If actual revenue and adjusted EBITDA each equaled target performance levels, then the corporate performance factor would be 100%, with resulting payment of annual cash bonuses equal to 100% of the target annual cash bonus opportunity. However, in accordance with the matrix, the corporate performance factor and resulting payment of annual cash bonuses could range from a low of 50% to a high of 200% as a percentage of target annual cash bonus opportunity, depending on the specific performance levels for each corporate metric, provided each metric at least equaled threshold performance levels.
Individual Performance
For 2016, there was no ability to modify the cash bonus amount of each executive officer, including our CEO, as their awards depended solely on the achievement of the financial targets approved by the compensation committee.
2016 Annual Cash Bonus Payments
In February 2017, the compensation committee determined the amounts to be paid under the Bonus Plan for 2016 based on our actual performance for the year with respect to each corporate performance metric. Based on its determination that our 2016 revenue was $2.17 billion, which was below the threshold performance level, and our adjusted EBITDA was $30.0 million, which also was below the threshold performance level, the compensation committee determined that the corporate performance factor was 0% and therefore no bonuses were awarded to any of our named executive officers, including our CEO, for 2016.
Long-Term Incentive Compensation
The compensation committee believes long-term incentive compensation is an effective means of focusing our executive officers, including our named executive officers, on driving increased stockholder value over a multi-year period, as well as an effective means of retaining our executive officers and providing a meaningful reward to them for appreciation in our stock price and long-term value creation.
We use equity awards in the form of options to purchase shares of our Class A common stock and RSU awards that may be settled for shares of our Class A common stock to deliver the annual long-term incentive compensation opportunities to our executive officers, including our named executive officers, and to address special situations as they may arise from time-to-time. The compensation committee believes that stock options, when granted with exercise prices equal to the fair market value of our Class A common stock on the date of grant, provide an appropriate long-term incentive for our executive officers, as stock options reward our executive officers only to the extent that the market price of our Class A common stock increases post grant date. The compensation committee also believes that RSU awards help us to retain our executive officers and reward them with long-term stock price appreciation while at the same time providing some value to the recipient even if the market price of our Class A common stock declines.
As with the other compensation elements, the compensation committee determines the amount of long-term incentive compensation for our executive officers as part of its annual compensation review. In making long-term incentive compensation decisions, while the compensation committee seeks to provide market-competitive equity award opportunities, it retains the flexibility to respond to and adjust award types and amounts for the evolving business environment. Thus, when exercising its discretion in determining the form and size of actual equity awards, the compensation committee takes into consideration a range of factors, including (but not limited to):

•	the outstanding equity holdings of each executive officer (including the current and future retention “hold” of such amounts);

•	our available share reserve;

•	our equity “burn rate,” on both an absolute basis and in relation to the companies in our compensation peer group; and

•	the other factors described in “—Governance of Executive Compensation Program—Role of the Compensation Committee” above.
In February 2016, the compensation committee approved, and on March 15, 2016, the compensation committee granted options to purchase shares of our Class A common stock and RSU awards that may be settled for shares of our Class A common stock to our executive officers, including our named executive officers. The compensation committee determined the amount of these equity awards after taking into consideration a competitive market analysis prepared by Compensia, the recommendation of our CEO (except with respect to his own long-term incentive compensation award), and the other factors described above. The mix between the stock options and the RSU awards was set to deliver equal value through both of the equity components as the compensation committee believes this balances a focus on long-term stock appreciation and retention.
The equity awards granted in 2016 to our named executive officers were as follows:

Named Executive Officer	Option to Purchase Shares of Class A Common Stock (#)	RSU Awards to be Settled for Shares of Class A Common Stock (#)	Aggregate Grant Date Fair Value of Equity Awards ($)
James Park	282,400	122,600	3,358,220
Eric N. Friedman	151,700	65,800	1,803,159
William Zerella	88,900	38,600	1,057,247
Andy Missan	41,800	18,200	497,814
Edward M. Scal	69,700	30,300	829,420
With respect to the options to purchase shares of our Class A common stock, one-quarter of the total number of shares subject to the options vested on March 15, 2017 and an additional 1/16th of the total number of shares subject to the options vest quarterly thereafter, subject to continued employment as of each vesting date. With respect to the RSU awards that may be settled for shares of our Class A common stock, one-quarter of the total number of shares subject to the awards vested and settled on March 15, 2017 and an additional 1/16th of the total number of shares subject to the awards vest and settle quarterly thereafter, subject to continued employment as of each vesting date.
The equity awards granted to our named executive officers in 2016 are set forth below in “—Summary Compensation Table” and “—Grants of Plan-Based Awards Table.”
Health and Welfare Benefits
We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age. Currently, we do not match contributions made to the plan by our employees, including our executive officers. We intend for the plan to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code, so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
In addition, we provide other benefits to our executive officers, including our named executive officers, on the same basis as all of our full-time employees. These benefits include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.
We design our employee benefits programs to be competitive in relation to the market and affordable to us, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, with one limited exception in 2016, we did not provide perquisites or other personal benefits to our executive officers, including our named executive officers.

In 2016, we reimbursed Mr. Zerella $17,273 for hotel lodging in San Francisco. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.
All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.
Employment Arrangements
Currently, we only have employment agreements or offer letters with the following named executive officers: Messrs. Zerella and Missan. Mr. Scal departed from the company on March 31, 2017. Each of our executive officers is employed on an “at-will” basis, with no fixed term of employment. For additional information on the terms and conditions of the employment arrangements of our named executive officers, see “Offer Letters and Agreements.”
Post-Employment Compensation
We have entered into retention agreements with each of our executive officers, including each of our named executive officers. These agreements provide for payments and benefits upon certain terminations of employment, including a termination of employment following a change in control. For information on these retention agreements, as well as an estimate of the potential payments and benefits payable under these arrangements as of December 31, 2016, see “Potential Payments Upon Termination or Change in Control.”
We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to our executive officers, including our named executive officers, who leave us under certain circumstances to facilitate their transition to new employment.
In determining payment and benefit levels under the various circumstances specified in the retention agreements, the compensation committee has drawn a distinction between a termination of employment for cause, a termination of employment other than for cause, and a termination of employment by an executive officer for good reason (including a termination of employment by the executive officer for good reason in connection with a change in control). Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described below, as well as the likelihood that the executive officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation without good reason because such events often reflect either inadequate performance or an affirmative decision by the executive officer to end his relationship with us.
The retention agreements contain certain specified post-employment compensation arrangements in the event of an involuntary termination of employment in connection with a change in control of us. We believe that these arrangements are designed to align the interests of management and stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our executive officers focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officers and our investors.
The compensation committee does not consider specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. It does believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
Other Compensation Policies and Practices
Results of Most Recent Non-Binding Advisory Vote on Named Executive Officer Compensation

At our 2016 annual meeting of stockholders, we conducted a non-binding advisory vote on the compensation paid by us to our-then-named executive officers (commonly known as a “say-on-pay” vote) in 2015. Our stockholders approved the 2015 compensation paid by us to our-then-named executive officers, with approximately 99.8% of the votes cast voted in favor of the proposal. The compensation committee took the results of this say-on-pay vote into consideration when making compensation decisions following the 2016 annual meeting of stockholders.
We value the opinions of our stockholders and will continue to consider the outcome of future say-on-pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including our named executive officers.
Based on the results of a separate non-binding advisory vote on the frequency of future stockholder advisory votes regarding the compensation of our named executive officers conducted at our 2016 annual meeting of stockholders (commonly known as a “say-on-frequency” vote), our board of directors determined that we will hold our say-on-pay votes on a triennial basis. Accordingly, the next say-on-pay vote will take place at our 2019 annual meeting of stockholders.
Compensation Recovery Policy
Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Policy Prohibiting Hedging of Our Equity Securities
In accordance with the terms of our Insider Trading Policy, we prohibit our executive officers and employees and the members of our board of directors from hedging our securities.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer and each of the three other most highly-compensated executive officers (other than the chief executive officer and chief financial officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act in any taxable year. Remuneration in excess of $1 million may only be deducted if it is “qualified performance-based compensation” within the meaning of Section 162(m) or qualifies for one of the other exemptions from the deductibility limit. In making compensation decisions, the compensation committee considers the potential effects of Section 162(m) on the compensation paid to the named executive officers.
The compensation committee has not in past years taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our executive officers. In approving the amount and form of compensation for our executive officers in the future, however, the compensation committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). However, we believe that we will be entitled to deductions for non-qualified stock options exercised in 2016 and certain incentive stock options exercised in 2016.
From time to time, the compensation committee may, in its judgment, approve compensation for our named executive officers that does not comply with an exemption from the deductibility limit when it believes that such compensation is in the best interests of the Company and our stockholders. The compensation committee will continue to monitor the issue of deductibility of executive compensation, and make adjustments to our executive compensation program to maximize the deductibility of our executive compensation to the extent that it believes such result is consistent with the objectives of individual compensation elements and the best interests of the Company and our stockholders.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718, or FASB ASC Topic 718, for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our board of directors, including options to purchase shares of our Class A common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by, or paid to each of our named executive officers for 2014, 2015, and 2016.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation($)(5)	All Other Compensation ($)	Total ($)
James Park,	2016	838,434	—	1,707,818	1,650,402	—	—	4,196,654
President and Chief Executive Officer	2015	525,840	—	—	—	1,380,000	—	1,905,840
	2014	222,179	80,000	—	7,532,909	—	—	7,835,088
Eric N. Friedman,	2016	476,377	—	916,594	886,565	—	—	2,279,536
Chief Technology Officer	2015	288,340	—	—	—	414,000	—	702,340
	2014	222,179	80,000	—	7,532,909	—	—	7,835,088
William Zerella,	2016	478,884	—	537,698	519,549	—	17,273(6)	1,553,404
Chief Financial Officer	2015	340,423	—	—	—	523,250	14,169(6)	877,842
	2014(7)	169,423	40,833	—	4,774,211	—	—	4,984,467
Andy Missan,(8)	2016	412,027	—	253,526	244,288	—	5,000(10)	914,841
Executive Vice President and General Counsel	2015	280,215	—	—	1,113,315	373,175	—	1,766,705
Edward M. Scal,(8)(9)	2016	470,973	—	422,079	407,341	—	—	1,300,393
Former Chief Business Officer	2015	316,919	—	—	—	441,600	—	758,519
____________________________________

(1)	In 2016, salary amounts included a one-time payment relating to accrued paid time off.

(2)	The amounts in this column represent bonuses awarded at the discretion of our board of directors.

(3)
The amounts reported in this column represent the aggregate grant date value of RSU awards made to our named executive officers computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in note 8 of the notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2016 filed on March 1, 2017. These amounts do not reflect the actual economic values realized by our named executive officers, which will vary depending on the performance of our Class A common stock.

(4)
The amounts reported in this column represent the aggregate grant date value of stock options granted to our named executive officers computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in note 8 of the notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2016 filed on March 1, 2017. These amounts do not reflect the actual economic values realized by our named executive officers, which will vary depending on the performance of our Class A common stock.

(5)
See “—Grants of Plan-Based Award Table” under the column “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” for the amounts our named executive officers were eligible to earn in 2016. See also “—Compensation Discussion and Analysis—Compensation Elements—Annual Cash Bonuses” for a discussion regarding our non-equity incentive plan compensation in 2016.

(6)	The amount reported represents the costs of reimbursement to Mr. Zerella for hotel lodging in San Francisco.

(7)	Mr. Zerella joined us in April 2014.

(8)	Messrs. Missan and Scal were not named executive officers for 2014.

(9)	Mr. Scal departed from the company on March 31, 2017.

(10)	The amount reported reflects an employee referral bonus paid out under our employee referral program.

Grants of Plan-Based Awards Table
The following table provides information concerning each grant of an award made in 2016 for each of our named executive officers under any plan. This information supplements the information about these awards set forth in the Summary Compensation Table.

Name			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares or Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)
James Park	Cash	—	$581,250	$1,162,500	$2,325,000	—	—	—	—
	Stock Option(3)	3/15/2016	—	—	—	—	282,400	13.93	1,650,402
	RSU(4)	3/15/2016	—	—	—	122,600	—	—	1,707,818
Eric N. Friedman	Cash	—	123,750	330,000	495,000	—	—	—	—
	Stock Option(3)	3/15/2016	—	—	—	—	151,700	13.93	886,565
	RSU(4)	3/15/2016	—	—	—	65,800	—	—	916,594
William Zerella	Cash	—	133,594	356,250	534,375	—	—	—	—
	Stock Option(3)	3/15/2016	—	—	—	—	88,900	13.93	519,549
	RSU(4)	3/15/2016	—	—	—	38,600	—	—	537,698
Andy Missan	Cash	—	109,688	292,500	438,750	—	—	—	—
	Stock Option(3)	3/15/2016	—	—	—	—	41,800	13.93	244,288
	RSU(4)	3/15/2016	—	—	—	18,200	—	—	253,526
Edward M. Scal	Cash	—	122,344	326,250	489,375	—	—	—	—
	Stock Option(3)	3/15/2016	—	—	—	—	69,700	13.93	407,341
	RSU(4)	3/15/2016	—	—	—	30,300	—	—	422,079
____________________________________

(1)
Reflects threshold, target, and maximum target bonus amounts for 2016 performance under the Bonus Plan, as described in “—Compensation Discussion and Analysis—Compensation Elements—Annual Cash Bonuses.” These amounts do not necessarily correspond to the actual amounts that were received by our named executive officers.

(2)
The amounts reported in this column represent the aggregate grant date value of each award computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options or RSU awards reported in this column are set forth in note 8 of the notes to our consolidated financial statements included in our annual report on Form 10-

K for the year ended December 31, 2016 filed on March 1, 2017. These amounts do not reflect the actual economic value realized by our named executive officers, which will vary depending on the performance of our Class A common stock.

(3)
These stock options vest over a four-year period such that one-quarter of the total number of shares subject to the option vested on March 15, 2017 and an additional 1/16th of the total number of shares subject to the stock option vests quarterly thereafter, subject to continued service to us through each vesting date. In addition, such stock options are subject to acceleration benefits upon certain qualifying terminations of employment as further described below in “—Potential Payments upon Termination or Change in Control.”

(4)
These RSUs vest over a four-year period such that one-quarter of the total number of shares subject to the award vested on March 15, 2017 and an additional 1/16th of the total number of shares subject to the award vests quarterly thereafter, subject to continued service to us through each vesting date. In addition, such RSU awards are subject to acceleration benefits upon certain qualifying terminations of employment as further described below in “—Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End Table
The following table provides information concerning the outstanding and unexercised stock options and outstanding RSU awards that have not vested for each named executive officer as of December 31, 2016.

	Option Awards(1)					Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
James Park	9/27/2011(4)	2,055,180	—	0.06	9/26/2021	—	—
	8/7/2014(5)	1,351,270	1,891,778	3.63	8/6/2024	—	—
	3/15/2016(6)	—	282,400	13.93	3/14/2026	—	—
	3/15/2016(7)	—	—	—	—	122,600	897,432
Eric N. Friedman	9/27/2011(4)	1,435,180	—	0.06	9/26/2021	—	—
	8/7/2014(5)	1,351,270	1,891,778	3.63	8/6/2024	—	—
	3/15/2016(6)	—	151,700	13.93	3/14/2026	—	—
	3/15/2016(7)	—	—	—	—	65,800	481,656
William Zerella	6/10/2014(8)	1,091,665	810,761	2.29	6/9/2024	—	—
	3/15/2016(6)	—	88,900	13.93	3/14/2026	—	—
	3/15/2016(7)	—	—	—	—	38,600	282,552
Andy Missan	3/27/2013(9)	362,726	37,627	0.28	3/26/2023	—	—
	11/21/2013(9)	82,837	8,310	1.27	11/20/2023	—	—
	2/27/2015(10)	—	150,000	7.37	2/26/2025	—	—
	3/15/2016(6)	—	41,800	13.93	3/14/2026	—	—
	3/15/2016(7)	—	—	—	—	18,200	133,224
Edward M. Scal	11/10/2010(11)	891,447	—	0.05	11/9/2020	—	—
	11/14/2011(12)	212,370	—	0.06	11/13/2021	—	—
	3/22/2013(13)	561,201	—	0.28	3/21/2023	—	—
	8/7/2014(14)	349,996	850,004	3.63	8/6/2024	—	—
	3/15/2016(6)	—	69,700	13.93	3/14/2026	—	—
	3/15/2016(7)	—	—	—	—	30,300	221,796
____________________________________

(1)
All of the outstanding equity awards described in this table were granted under our 2007 Plan or 2015 Plan. In addition, these awards are subject to acceleration benefits upon certain qualifying terminations of employment as described in the section titled “—Potential Payments Upon Termination or Change of Control.”

(2)	Represents the fair market value of a share of our common stock as determined by our board of directors, on the grant date.

(3)
Reflects the fair market value of outstanding RSUs, based on the closing price of our Class A common stock of $7.32 per share, as reported on the New York Stock Exchange on December 30, 2016. These amounts do not correspond to the actual value that may be realized by our named executive officers.

(4)
1/4th of the total number of shares subject to the option vested on September 27, 2012 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option on each month thereafter, subject to continued service to us through each vesting date.

(5)
1/48th of the total number of shares subject to the option vested on May 1, 2015 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option on each month thereafter, subject to continued service to us through each vesting date.

(6)
1/4th of the total number of shares subject to the option vested on March 15, 2017 and the remaining shares subject to the option vest at a rate of 1/16th of the total number of shares subject to the option on each quarter thereafter, subject to continued service to us through each vesting date.

(7)
1/4th of the total number of RSUs vested on March 15, 2017 and the remaining shares subject to the RSU award vest at a rate of 1/16th of the total number of shares subject to the RSU award on each quarter thereafter, subject to continued service to us through each vesting date.

(8)
1/4th of the total number of shares subject to the option vested on June 9, 2015 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option on each month thereafter, subject to continued service to us through each vesting date.

(9)
1/4th of the total number of shares subject to the option vested on March 26, 2014 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option on each month thereafter, subject to continued service to us through each vesting date.

(10)	The stock option vests as to 1/36th of the total number of shares monthly starting on March 26, 2017, subject to continued service to us through each vesting date.

(11)
1/4th of the total number of shares subject to the option vested on October 19, 2011 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option on each month thereafter, subject to continued service to us through each vesting date.

(12)
1/4th of the total number of shares subject to the option vested on October 19, 2012 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option on each month thereafter, subject to continued service to us through each vesting date.

(13)
1/4th of the total number of shares subject to the option vested on January 1, 2013 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option on each month thereafter, subject to continued service to us through each vesting date.

(14)
1/4th of the total number of shares subject to the option vested on November 19, 2015 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option on each month thereafter, subject to continued service to us through each vesting date.

On March 22, 2017, our compensation committee approved and granted an RSU settleable for 125,000 shares of Class A common stock to Andy Missan. 1/36th of the total number of shares subject to the RSU award vest and settle quarterly, subject to continued service to us through each vesting date.

Option Exercises and Stock Vested Table
The following table presents, for each of our named executive officers, the number of shares of our common stock acquired upon the exercise of stock options or vesting and settlement of RSUs during 2016 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs. None of the outstanding RSUs held by our named executive officers vested and settled in 2016.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)(2)
James Park	—	—
Eric N. Friedman	—	—
William Zerella	—	—
Andy Missan	135,000	1,845,671
Edward M. Scal	—	—
____________________________________
(1) These values assume that the fair market value of the Class B common stock underlying certain of the stock options, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon certain transfers of such shares.
(2) The aggregate value realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our Class B common stock, assumed to be equal to our Class A common stock as described in footnote (1) above, on the date of exercise and the aggregate exercise price of the option.

Offer Letters and Employment Agreements
Currently, we only have offer letter agreements with the following named executive officers: Mr. Zerella and Mr. Missan. All of our named executive officers, other than Mr. Scal who is no longer employed by us, are employed on an at-will basis, with no fixed term of employment. Each of our named executive officers will receive benefits upon certain qualifying terminations of employment as described in the section titled “—Potential Payments upon Termination or Change of Control.”
James Park
As a founder, Mr. Park, our President and Chief Executive Officer, did not enter into an offer letter or any other formal arrangement or understanding with us regarding his employment. We currently have no employment agreement with Mr. Park. Mr. Park is an at-will employee. Mr. Park’s annual base salary as of December 31, 2016 was $775,000 and his target bonus for 2016 was $1,162,500.
Eric N. Friedman
As a founder, Mr. Friedman, our Chief Technology Officer, did not enter into an offer letter or any other formal arrangement or understanding with us regarding his employment. We currently have no employment agreement with Mr. Friedman. Mr. Friedman is an at-will employee. Mr. Friedman’s annual base salary as of December 31, 2016 was $440,000 and his target bonus for 2016 was $330,000.
William Zerella
Mr. Zerella, our Chief Financial Officer, is party to an offer letter with us dated April 24, 2014. Mr. Zerella’s annual base salary as of December 31, 2016 was $475,000 and his target bonus for 2016 was $356,250.
Andy Missan
Mr. Missan, our Executive Vice President and General Counsel, is party to an offer letter with us dated March 15, 2013. Mr. Missan’s annual base salary as of December 31, 2016 was $390,000 and his target bonus for 2016 was $292,500.

Edward M. Scal
Mr. Scal, our former Chief Business Officer, was party to an offer letter with us dated October 9, 2010. Mr. Scal’s annual base salary as of December 31, 2016 was $435,000 and his target bonus for 2016 was $326,250. Mr. Scal departed from the company on March 31, 2017.
Potential Payments upon Termination or Change in Control
We entered into retention agreements with each of our executive officers, including our named executive officers, which provide for the following payments and benefits upon a qualifying termination of employment , which means a termination of employment by us without cause or a termination of employment by the executive officer for good reason (as such terms are defined in the retention agreement), outside of a change in control (as such term is defined in the retention agreement) of us in exchange for a customary release of claims:

•	a lump sum severance payment of 12 months of base salary to our President and Chief Executive Officer and nine months to our other executive officers, including our other named executive officers; and

•
payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for up to 12 months to our President and Chief Executive Officer and up to nine months to our other executive officers, including our other named executive officers.

If the executive officer is subject to a qualifying termination within the three months preceding a change in control (but after a legally binding and definitive agreement for a potential change of control has been executed) or within the 12 months following a change in control, the retention agreements provide the following benefits in exchange for a customary release of claims:

•	a lump sum severance payment of 18 months of base salary to our President and Chief Executive Officer and 12 months to our other executive officers, including our other named executive officers;

•
a lump sum payment equal to the executive officer’s then-current target bonus opportunity, multiplied by a factor of 150% for our President and Chief Executive Officer and 100% for our other executive officers, including our other named executive officers;

•	100% acceleration of any then-unvested equity awards for our executive officers, including our named executive officers; and

•
payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for up to 18 months to our President and Chief Executive Officer and up to 12 months to our other executive officers, including our other named executive officers.

Each retention agreement is in effect for three years, with automatic three-year renewals unless notice is given by us to the executive officer three months prior to expiration.
The payment and benefits under the retention agreements supersede all other cash severance and vesting acceleration arrangements, except for the stock option awards granted to each of Messrs. Park and Friedman in August 2014, which provide that they will each receive accelerated vesting with respect to 50% of the total number of unvested shares subject to such stock option awards in connection with an involuntary termination (as defined in their respective stock option agreements) of employment 12 months following a change of control (as defined in their respective stock option agreements).
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our named executive officers. Except where otherwise noted, payments and benefits are estimated assuming that the triggering event took place on December 30, 2016, and the price per share of our Class A common stock is the closing price on the New York Stock Exchange as of December 30, 2016 ($7.32). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

	Upon Qualifying Termination - No Change in Control				Upon Qualifying Termination - Change in Control
Name	Cash Severance ($)(1)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)(2)	Total ($)	Cash Severance ($)(1)	Bonus Payment($)(3)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)(2)(4)	Total ($)
James Park	775,000	8,071	3,490,330	4,273,401	1,162,500	1,743,750	12,107	7,878,093	10,796,450
Eric N. Friedman	330,000	16,250	3,490,330	3,836,580	440,000	330,000	21,667	7,462,317	8,253,984
William Zerella	356,250	18,881	—	375,131	475,000	356,250	25,175	4,360,680	5,217,105
Andy Missan	292,500	16,693	—	309,193	390,000	292,500	22,257	448,394	1,153,151
Edward M. Scal	326,250	16,693	—	342,943	435,000	326,250	22,257	3,358,311	4,141,818
____________________________________

(1)	The severance amount related to base salary was determined based on the base salaries in effect on December 31, 2016.

(2)
The value of accelerated vesting is calculated based on the per share closing price of our Class A common stock on the New York Stock Exchange as of December 30, 2016 ($7.32) less, if applicable, the exercise price of each outstanding stock option.

(3)    The bonus payment amount was determined based on target bonus amounts for 2016.

(4)
The value of accelerated vesting is calculated excluding any out-of-the money stock options. 784,500 shares subject to stock options as of December 31, 2016 were excluded of which (i) 282,400 shares were held by Mr. Park, (ii) 151,700 shares were held by Mr. Friedman, (iii) 88,900 shares were held by Mr. Zerella, (iv) 191,800 shares were held by Mr. Missan, and (v) 69,700 shares were held by Mr. Scal.

Limitations on Liability and Indemnification Matters
Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to our company or our stockholders;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which they derived an improper personal benefit.
Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

Our restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

We have also entered into indemnification agreements with each of our directors and executive officers that are broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and restated bylaws or in these indemnification agreements may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 10b5-1 Sales Plans
Certain of our executive officers and directors have adopted written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances. Our executive officers and directors are required to conduct all purchase or sale transactions under a Rule 10b5-1 plan.

REPORT OF THE COMPENSATION COMMITTEE
This report of the compensation committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee
Jonathan D. Callaghan (Chair)
Laura Alber
Christopher Paisley

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of December 31, 2016 with respect to compensation plans under which shares of our Class A common stock or Class B common stock may be issued.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(#)	Weighted-average exercise price of outstanding options, warrants and rights($)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(2)	46,032,357	$3.85	6,711,394(3)
Equity compensation plans not approved by security holders	—	—	—
Total	46,032,357	$3.85	6,711,394

_____________________

(1)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.

(2)	Includes our 2007 Plan and 2015 Plan. Excludes purchase rights accruing under our 2015 ESPP.

(3)
There are no shares of common stock available for issuance under our 2007 Plan, but that plan will continue to govern the terms of options and RSUs granted thereunder. Any shares of Class B common stock that are subject to outstanding awards under the 2007 Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance as shares of Class A common stock under our 2015 Plan. In addition, the number of shares reserved for issuance under our 2015 Plan increased automatically by 11,283,163 on January 1, 2017 and will increase automatically on the first day of January of each of 2018 through 2025 by the number of shares equal to 5% of the total issued and outstanding shares of our Class A common stock and Class B common stock as of the immediately preceding December 31 or a lower number approved by our board of directors. As of December 31, 2016, there were 4,459,562 shares of Class A common stock available for issuance under the 2015 ESPP. The number of shares reserved for issuance under our 2015 ESPP increased automatically by 2,256,632 on January 1, 2017 and will increase automatically on the first day of January of each year during the term of the 2015 ESPP by the number of shares equal to 1% of the total outstanding shares of our Class A common stock and Class B common stock as of the immediately preceding December 31 or a lower number approved by our board of directors.

RELATED PARTY TRANSACTIONS
Other than the executive officer and director compensation arrangements discussed above under “Executive Compensation” and “Proposal No. 1—Election of Directors—Director Compensation,” respectively, since January 1, 2016, we have not been party to and there are no currently proposed transactions in which:

•	the amount involved exceeds $120,000; and

•
any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Review, Approval, or Ratification of Transactions with Related Parties

Our related-person transactions policy and the charter of our audit committee require that any transaction with a related person that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by our audit committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by another independent body of the board of directors.

REPORT OF THE AUDIT COMMITTEE
The information contained in the following report of our audit committee is not considered to be “soliciting material,” “filed,” or incorporated by reference in any past or future filing by us under the Exchange Act or the Securities Act unless and only to the extent that we specifically incorporate it by reference.
The audit committee has reviewed and discussed with our management and PricewaterhouseCoopers LLP, or PwC, our audited financial statements for the year ended December 31, 2016. The audit committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the Auditing Standard No. 1301 as adopted by the Public Company Accounting Oversight Board (Communications with Audit Committees).
The audit committee has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PwC its independence from us.
Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee
Christopher Paisley (Chair)
Glenda Flanagan
Steven Murray

ADDITIONAL INFORMATION
Stockholder Proposals to be Presented at Next Annual Meeting
Our restated bylaws provide that, for stockholder nominations to the board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Secretary at Fitbit, Inc., 405 Howard Street, San Francisco, CA 94105, Attn: Secretary.
To be timely for our 2018 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices not earlier than 5:00 p.m. Pacific Time on February 9, 2018 and not later than 5:00 p.m. Pacific Time on March 11, 2018. A stockholder’s notice to the Secretary must set forth each matter the stockholder proposes to bring before the annual meeting and the information required by our restated bylaws.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2018 annual meeting of stockholders must be received by the Secretary no later than December 14, 2017 in order to be considered for inclusion in our proxy materials for that annual meeting.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in 2016 other than late Forms 4 filed by Timothy Roberts, our former Executive Vice President, Interactive, to report option exercises on April 4, 2016 and May 2, 2016.
Available Information
We will mail without charge, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2016, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
Fitbit, Inc.
405 Howard Street
San Francisco, California 94105
Attn: Investor Relations

“Householding” — Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge by calling (800) 542-1061 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write our Investor Relations department at 405 Howard Street, San Francisco, California 94105, Attn: Investor Relations or call (415) 604-4106.
Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker, or other holder of record to request information about householding or our Investor Relations department at the address or telephone number listed above.

OTHER MATTERS
The board of directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to the board of directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

*FITBIT, INC.*
*405 HOWARD STREET*
*SUITE 550*
*SAN FRANCISCO, CA 94105*

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/FIT2017**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E25293-P87544 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**FITBIT, INC.**

**The Board of Directors recommends you vote FOR all of the following nominees:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) James Park
02) Eric N. Friedman
03) Laura Alber
04) Jonathan D. Callaghan
05) Glenda Flanagan
06) Steven Murray
07) Christopher Paisley

**The Board of Directors recommends you vote FOR the following proposals:**

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted FOR the election of the nominees listed in proposal 1, and FOR proposals 2 and 3.** If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

E25294-P87544

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**
**ANNUAL MEETING OF STOCKHOLDERS**
**May 25, 2017**

The stockholder(s) hereby appoint(s) James Park and William Zerella, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A and/or Class B Common Stock of Fitbit, Inc. that the stockholders(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. (Pacific Time) on May 25, 2017 at www.virtualshareholdermeeting.com/FIT2017 and any adjournment or postponement thereof.

**THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2 AND 3.**

**PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.**

**Address Changes/Comments:** ______________________________

______________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

**Continued and to be signed on reverse side**

V.1.1